Exhibit 10.5

ASSET PURCHASE AGREEMENT

by and between

ARIZONA DP CONSULTING LLC,

the Individual Member of ARIZONA DP CONSULTING LLC,

AZ DP HOLDINGS, LLC

and

ITEM 9 LABS CORP.

Dated: NOVEMBER 26, 2018

TABLE OF CONTENTS

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is entered into on November 26, 2018, by and between Arizona DP Consulting LLC, an Arizona limited liability company ("Seller"), Sara Gullickson, an individual and the sole member of the Seller ("Owner"), Item 9 Labs Corp., a Delaware corporation (“INLB”), and AZ DP Holdings, LLC, a Nevada limited liability company and wholly-owned subsidiary of INLB (“Buyer”). Seller, Buyer, INLB and Owner may collectively be referred to herein as the "Parties" or individually as "Party".

RECITALS

WHEREAS, this Agreement contemplates, among other things, a transaction in which, subject to the terms and conditions of this Agreement, Buyer will purchase the Seller's Purchased Assets (as defined below), free and clear of any Encumbrances except for Permitted Encumbrances, in return for the Purchase Price (as defined below) (the “Transaction”);

WHEREAS, the Seller specializes in helping entrepreneurs obtain cannabis licenses and building cannabis businesses;

WHEREAS, the Seller's Owner deems it advisable and in the best interests of the Seller that the Parties consummate the Transaction, upon the terms and subject to the conditions provided for herein;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and intending to be legally bound, the Parties agree as follows.

Article I.
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means this Asset Purchase Agreement.

"Assigned Contracts" has the meaning set forth in Section 2.01(b).

"Assumed Liabilities" has the meaning set forth in Section 2.03.

"Benefit Plan" has the meaning set forth in Section 4.15(a).

"Bill of Sale" has the meaning set forth in Section 3.02(a)(i).

"Books and Records" has the meaning set forth in Section 2.01(f).

"Business" means the cannabis licensing and consulting business as conducted by the Seller as of the Closing Date.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Arizona are authorized or required by Law to be closed for business.

"Buyer" means AZ DP Holdings, LLC, a Nevada limited liability company and wholly owned subsidiary of INLB.

“Cash Payment” has the meaning set forth in Section 2.05(a).

"Closing" has the meaning set forth in Section 3.01.

"Closing Date" has the meaning set forth in Section 3.01

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"Code" means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001 per share, of INLB.

"Contracts" means all legally binding written contracts, including, but not limited to leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

"Direct Claim" has the meaning set forth in Section 7.06(c).

"Disclosure Schedules" means the Disclosure Schedules delivered by the Parties concurrently with the execution and delivery of this Agreement.

"Dollars or $" means the lawful currency of the United States.

"Employees" means those Persons employed by Seller immediately prior to the Closing.

"Encumbrance" means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” has the meaning set forth in Section 5.08(a).

"Excluded Assets" has the meaning set forth in Section 2.02.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Indemnified Party" has the meaning set forth in Section 7.05.

"Indemnifying Party" has the meaning set forth in Section 7.05.

“INLB” means Item 9 Labs Corp., a Delaware corporation.

“INLB Shares” has the meaning set forth in Section 2.05(b).

"Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade dress, trade names, brands, slogans, logos, internet domain names, and corporate names, all translations, adaptations, derivations, and combinations of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (ii) copyrights and works of authorship (whether or not copyrightable), and moral rights, and all applications, registrations, and renewals, (iii) computer software (including source code and object code, data, databases and documentation thereof), (iv) trade secrets and other confidential or proprietary information, know-how, processes, formulations, methods and techniques, research and development information, industry analyses, drawings, specifications, designs, plans, proposals, industrial models, technical data, financial and accounting data, business and marketing plans and customer and supplier lists and related information; (v) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (vi) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (vii) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

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"Intellectual Property Agreements" means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in connection with the Business.

"Intellectual Property Assets" means all Intellectual Property that is owned by Seller and used in connection with the Business, including the Intellectual Property Registrations set forth on Section 4.11(a) of the Disclosure Schedules.

"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including any product or facility registered or required to be registered with the FDA, registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"Knowledge of Seller" means the actual knowledge of Sara Gullickson upon reasonable inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Losses" means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys' fees and fees of experts.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is materially adverse to (a) the Business, results of operations, financial condition or assets of the Seller, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (iv) any changes in applicable Laws or accounting rules; (v) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; or any matter of which Buyer is aware on the date hereof.

"Material Contracts" has the meaning set forth in Section 4.07(a).

"Ordinary Course of Business" means the usual and customary operation of the Seller consistent with past custom and practice.

"Owner" means Sara Gullickson, as sole member of the Seller.

"Permits" means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

"Permitted Encumbrances" means (a) trade accounts payable, provided that such payables are current within the payment terms offered by the vendor and incurred in the Ordinary Course of Business and (b) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

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"Purchase Price" has the meaning set forth in Section 2.05.

"Purchased Assets" has the meaning set forth in Section 2.01.

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Retained Liabilities" has the meaning set forth in Section 2.04.

"Seller" means Arizona DP Consulting LLC, an Arizona limited liability company.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 7.06(a).

"Transaction Documents" means this Agreement, the Bill of Sale, Non-Competition Agreement, Lease Agreement, Employment Agreement, and all other agreements, instruments and documents required to be delivered at the Closing.

"Transferred Employees" has the meaning set forth in Section 6.01.

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Article II.
PURCHASE AND SALE

2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances, except for Permitted Encumbrances, all of Seller's right, title and interest in, to and under the following assets, properties and rights of Seller, to the extent that such assets, properties and rights exist as of the Closing Date and relate to the Business (collectively, the "Purchased Assets") including:

(a) all computers and electronics, equipment and office supplies.

(b) all Contracts set forth on Section 2.01(b) of the Disclosure Schedules and the Intellectual Property Agreements set forth on Section 4.11(a) of the Disclosure Schedules (collectively, the "Assigned Contracts");

(c) all Intellectual Property Assets;

(d) all Permits, but only to the extent transferrable;

(e) all of Seller's rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(f) originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, customer lists, customer purchasing histories, price lists, discount schedules, distribution lists, supplier lists, vendor lists, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.02(d) ("Books and Records");

(g) all goodwill associated with any of the Purchased Assets; and

(h) all of the Seller's websites, including the Seller's retail website, domain names, phone and fax numbers, and e-mail addresses listed on Section 2.01(h) of the Disclosure Schedules.

2.02 Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the "Excluded Assets"). Excluded Assets include the following assets and properties of the Seller:

(a) all accounts and accounts receivable, bank accounts, bank deposits, cash and cash equivalents, and securities of Seller at Closing;

(b) all real estate owned by the Seller including the related furniture and fixtures;

(c) the personal property of Seller specifically set forth on Section 2.02(c) of the Disclosure Schedules;

(d) the corporate seals, organizational documents, minute books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

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(e) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(f) all Benefit Plans and trusts or other assets attributable thereto;

(g) all Tax assets (including duty and Tax refunds and prepayments) of Seller;

(h) all customer deposits, prepaid expenses, credits, advance payments, security, charges, sums and fees;

(i)   all assets, properties and rights used by Seller in its businesses other than the Business;

(j)   the rights which accrue or will accrue to Seller under the Transaction Documents; and

(k) expected returns or refunds of payment to the Seller that will be paid directly to Seller at Closing by such party, or if such expected returns or refunds are received by Buyer, shall be forwarded outright to Seller within five business (5) days after such funds have been received and cleared.

2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of the Seller when due resulting from the operation of the Purchased Assets after the Closing Date (collectively, “Assumed Liabilities”). Assumed Liabilities shall include, but are not limited to:

(a) all liabilities and obligations arising under or relating to the Assigned Contracts;

(b) all liabilities and obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period commencing after the Closing Date. For the sake of clarity, Seller shall be responsible for all Taxes relating to the Business and the Purchased Assets prior to, and including the Closing Date, and Buyer shall be responsible for Taxes resulting from the operation of the Business after the Closing Date;

(c) all liabilities and obligations arising under or relating to the employment of the Transferred Employees after the Closing Date; and

(d) all liabilities and obligations of Seller set forth on Section 2.03(d) of the Disclosure Schedules, which are expressly agreed to be assumed by Buyer; and

(e) all other liabilities and obligations arising out of or relating to Buyer's ownership or operation of the Business and the Purchased Assets after the Closing Date.

2.04 Retained Liabilities. The Parties agree that, except for the Assumed Liabilities, Seller shall retain any and all liabilities or obligations of the Seller resulting from the operation of the Business prior to or as of the Closing Date ("Retained Liabilities"). Retained Liabilities shall include, but are not limited to:

(a) any liabilities or obligations relating to or arising out of the Excluded Assets, and any liabilities or obligations relating to or arising from the operation of the Seller and Business prior to the Closing Date;

(b) any liabilities or obligations for (i) Taxes relating to the Seller or the Seller’s transaction of the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (ii) any other Taxes of Seller for any taxable period prior to the Closing Date, including, but not limited to, payroll, income, sales and other taxes;

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(c) any liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, of any Employee prior to the Closing, or (ii) workers' compensation claims of any Employee which relate to events occurring prior to the Closing Date;

(d) any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of legal counsel, accountants, consultants, business brokers, advisers and others;

2.05 Purchase Price. The aggregate purchase price payable by Buyer to Seller for the Purchased Assets to be acquired pursuant to the terms of this Agreement shall be Nine Million Dollars ($9,000,000.00) (the "Purchase Price"), plus the assumption of the Assumed Liabilities. The Purchase Price shall be comprised of the following consideration:

(a) One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Cash Payment”), payable by Buyer to Seller, on the Closing Date via wire transfer of immediately available funds to an account designated in writing by Seller to Buyer prior to the Closing; and

(b) Three Million (3,000,000) newly issued restricted shares of Common Stock, par value $0.0001 of INLB, having an aggregate cost basis of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) or $2.50 per share, based upon the current market price of INLB Common Stock (the “INLB Shares”). The INLB Shares shall be issued to Seller or its Owner on a tax free exchange basis on the Closing Date.

2.06 Allocation of Purchase Price. The Parties and their respective Affiliates shall report and file all Tax Returns (including, but not limited to Internal Revenue Service Form 8594) consistent with the allocation set forth on Section 2.06 of the Disclosure Schedules. The Parties agree that this allocation was arrived at by arm's length negotiation between them and that no Party will take a position on any income tax return, before any Governmental Authority, that is inconsistent with such allocation without the prior written consent of the other Parties. The Parties further agree that, to the extent required, each of them will properly prepare and timely file Form 8594 in accordance with Section 2.06 of the Disclosure Schedules and Section 1060 of the Code.

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Article III.
CLOSING

3.01 Closing. The closing of the purchase and sale of the Purchased Assets (the "Closing") is taking place simultaneously with the execution of this Agreement by transmittal of fully executed Transaction Documents by electronic means. All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of the close of Seller’s business on the date of this Agreement (the "Closing Date").

3.02 Closing Deliverables.

(a) At the Closing, Seller or its Owner (as applicable) shall deliver to Buyer or INLB (as applicable) the following:

(i)   a bill of sale and assignment and assumption agreement in the form of Exhibit A hereto (the "Bill of Sale") and duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii) a non-competition agreement duly executed by Seller and Owner with respect to Buyer and the Business with a three (3) year term from the Closing Date in the form of Exhibit B hereto (the "Non-Competition Agreement");

(iii)   the Employment Agreement duly executed by Owner, as described in Section 6.01, and in the form attached hereto as Exhibit C;

(iv)    the Lease Agreement, duly executed by Seller, as described in Section 6.03, and in the form attached hereto as Exhibit D;

(v) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (1) that attached thereto are true and complete copies of all resolutions adopted by the governing body of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (2) the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder; and

(vi) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer or INLB (as applicable) shall deliver (or cause to be delivered) to Seller or its Owner (as applicable) the following:

(i)   the Cash Payment, as described in Section 2.05(a);

(ii) a stock certificate evidencing the INLB Shares issued to Seller or its Owner, as described in Section 2.05(b);

(iii)   the Bill of Sale duly executed by Buyer;

(iv) the Non-Competition Agreement duly executed by Buyer;

(v) the Employment Agreement duly executed by INLB;

(vi) the Lease Agreement duly executed by Buyer;

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(vii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (1) that attached thereto are (a) true and complete copies of all resolutions adopted by the governing body of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (b) a certificate of good standing for Buyer, as certified by the Nevada Secretary of State; and (2) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(viii)      a certificate of the Secretary or an Assistant Secretary (or equivalent officer) INLB certifying (1) that attached thereto are (a) a true and complete copy of INLB’s certificate of incorporation, together with all amendments to date, as certified by the Delaware Secretary of State, and that such certificate of incorporation, together with all amendments, is in full force and effect on the date hereof, (b) a true and complete copy of INLB’s bylaws, as amended to date, and that such bylaws have not been rescinded, amended or otherwise modified and are in full force and effect on the date hereof, (c) true and complete copies of all resolutions adopted by the governing body of INLB authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (d) a certificate of good standing for INLB, as certified by the Delaware Secretary of State; and (2) the names and signatures of the officers of INLB authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder; and

(ix) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

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Article IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that, to the Knowledge of Seller, the statements contained in this Article IV are true and correct as of the date hereof:

4.01 Organization and Qualification of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Arizona, and has all necessary corporate power and authority to carry on the Business as currently conducted. Seller is not licensed or qualified to do business in any other jurisdiction. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

4.02 Authority of Seller. Seller has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization or operating agreement of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. Except as set forth in Section 4.03 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby except for such filings and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

4.04 Financial Statements. The copies of the financial statements of Seller that have been provided to Buyer prior to the date hereof (the “Financial Statements”) fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.

4.05 Undisclosed Liabilities. Seller has no liabilities with respect to the Business except (a) those which are adequately reflected in the Financial Statements, and (b) those which have been incurred in the Ordinary Course of Business and which are not, individually or in the aggregate, material in amount since the date of the last Financial Statement.

4.06 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement, or as set forth on Section 4.06 of the Disclosure Schedules, since January 1, 2018, through the Closing Date, Seller has transacted Business in the Ordinary Course of Business in all material respects and there has not been, with respect to the Business, any:

(a) event, occurrence or development that has had a Material Adverse Effect;

(b) revocation or other loss of any Permit or Intellectual Property Registration issued by a Governmental Authority;

(c) imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(d) increase in the compensation of any Transferred Employees, other than as provided for in any written agreements or in the Ordinary Course of Business;

(e) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former managers, officers or employees of the Seller;

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(f) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(g) purchase or other acquisition of any property or asset that constitutes a Purchased Asset in an aggregate amount exceeding $25,000; or

(h) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.07 Material Contracts.

(a) Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which Seller is bound in connection with the Purchased Assets (together with all Intellectual Property Agreements listed in Section 4.11(a) of the Disclosure Schedules, collectively, the "Material Contracts"):

(i)   all Contracts with vendors, suppliers, distributors, sales brokers, consultants, service providers, employees and independent contractors involving aggregate consideration in excess of $25,000;

(ii) all Contracts involving aggregate consideration in excess of $35,000;

(iii)   all Contracts that relate to the sale of any of the Purchased Assets, other than in the Ordinary Course of Business, for consideration in excess of $25,000;

(iv) all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all Contracts between or among the Seller on the one hand and any Affiliate of Seller on the other hand;

(vi) all collective bargaining agreements or Contracts with any labor organization, union or association.

(b) Seller is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect.

4.08 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.

4.09 Sufficiency of Assets. Except as set forth in Section 4.09 of the Disclosure Schedules, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

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4.10 Real Property.

(a) Seller does not lease any material real property used in connection with the Business. As set forth in Section 6.03 of this Agreement, the parties shall enter into a lease agreement for the commercial office space located at 1709 E. Bethany Home Road, Phoenix, Arizona owned by Seller (the “Real Property”).

(b) Seller has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Real Property, or (ii) zoning, fire or building code violations or other proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to utilize the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules lists (i) all Intellectual Property Assets, (ii) all Intellectual Property Registrations, and (iii) all Intellectual Property Agreements. Seller owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements, including, but not limited to, formulations for all products and all processes and know-how related to the development of products and processes as conducted by the Seller.

(b) Except as set forth in Section 4.11(b) of the Disclosures Schedules: (i) the transaction of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) to Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets.

4.12 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.12(a) of the Disclosure Schedules, there have not been within the last three (3) calendar years and there are currently no actions, suits, claims, investigations or other legal proceedings pending or, to the Knowledge of Seller, threatened against or by Seller relating to or affecting the Seller, the Business, the Purchased Assets or the Assumed Liabilities.

(b) Except as set forth in Section 4.12(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Seller or the Purchased Assets which would have a Material Adverse Effect.

4.13 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.13(a) of the Disclosure Schedules, Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b) Section 4.13(b) of the Disclosure Schedules contains a complete and accurate list of all Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets, except where the failure to obtain such Permits would not have a Material Adverse Effect.

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4.14 Environmental. Except as would not have a Material Adverse Effect, Seller is currently in compliance with all Laws relating to the environment or worker safety with respect to the Business or the Purchased Assets, and Seller has not received any written notice, report, or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) or any corrective, investigatory, or remedial obligations arising under such Laws which relate to Seller currently or previously as used by Seller in the operation of the Business.

4.15 Employee Benefit Matters.

(a) Except as set forth in Section 4.15(a) of the Disclosure Schedules there are no material benefit, retirement, employment, consulting, compensation, incentive, bonus, membership interest/stock option, appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees, former employees of the Seller, current or former directors of the Seller or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material liability for premiums or benefits (as listed on Section 4.15(a) of the Disclosure Schedules, each, a "Benefit Plan").

(b) No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a "multi-employer plan" (as defined in Section 3(37) of ERISA).

(c) No Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(d) No Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of the Seller of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Seller, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.

4.16 Employment Matters.

(a) Seller is not a party to or bound by any collective bargaining or other agreement with a union or labor organization representing any of the Employees. There has not been, nor, to the Knowledge of Seller, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Employees.

(b) Seller is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Transferred Employees, except to the extent non-compliance would not result in a Material Adverse Effect.

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4.17 Taxes.

(a) Except as set forth in Section 4.17(a) of the Disclosure Schedules or as would not have a Material Adverse Effect, Seller has filed (taking into account any valid extensions) all Tax Returns with respect to the Seller and Business required to be filed by Seller and has paid all Taxes shown thereon as owing. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business. To Seller’s Knowledge, no issue relating to Taxes has been raised by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period.

(b) Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

(c) The representations and warranties set forth in this Section 4.17 are Seller's sole and exclusive representations and warranties regarding Tax matters.

4.18 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

4.19 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller, Business, and the Purchased Assets furnished or made available to Buyer and its Representatives, or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise under applicable Laws.

4.20 Full Disclosure. No representation or warranty by Seller in this Agreement, and no statement contained in the Disclosure Schedules to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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Article V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller and its Owner that the statements contained in this Article V are true and correct as of the date hereof:

5.01 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all necessary corporate power and authority to carry on its business as currently conducted.

5.02 Authority of Buyer. Buyer has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and its Owner) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization or operating agreement of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 5.03 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby and thereby.

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5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

5.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make the Cash Payment and consummate the transactions contemplated by this Agreement.

5.06 Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; and (b) have adequate capital to carry on its business.

5.07 Legal Proceedings. To Buyer's knowledge, there are no actions, suits, claims, investigations or other legal proceedings pending or threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Except as set forth in the Disclosure Schedules, INLB represents and warrants to Seller and its Owner that the statements contained in this Article V are true and correct as of the date hereof:

5.08 Disclosure Reports.

(a) INLB is not, and its common stock is not, currently registered under the Securities Exchange Act of 1934 (the “Exchange Act”). INLB is currently listed for trading of its common stock on the OTC Markets Pink sheets and files quarterly, annual and interim reports in compliance with Rule 15c2-11 (a)(5) promulgated under the Exchange Act and the requirements of OTC Markets (the “OTC Reports”). The INLB OTC Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the securities laws and other applicable laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing) contain any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by INLB (i) was either registered under the Exchange Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the securities laws and other applicable laws, except for immaterial late “Blue Sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents, which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary to make the statements in such documents, in light of the circumstances under which they were made, not misleading.

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(b) All of the financial statements of INLB included in its Annual Report for year ended September 30, 2017 filed with OTC Markets in 2018, and each of its Quarterly Report filings filed with OTC Markets in 2018, including any related notes thereto, have been prepared in accordance with GAAP in all material respects, subject in the case of unaudited financial statements to normal year-end adjustments and the absence of notes, and present fairly in all material respects the consolidated financial position, results of operations and cash flows of INLB and its subsidiaries as of the dates and for the periods indicated therein.

5.09 Capitalization. The authorized capital stock of INLB consists of 2,000,000,000 shares of Common Stock, all with a par value of $0.0001 per shares. As of the Closing Date, there are 59,699,196 shares of Common Stock issued and outstanding (which includes all 5,000,000 shares committed to be issued to Viridis Group I9 Capital LLC). All of the outstanding Common Stock has been duly authorized, validly issued, fully paid and is nonassessable, and was not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the organizational documents of INLB, any Contract to which INLB is or was a party or otherwise bound, any Law or Governmental Order or any federal or state securities or “Blue Sky” Laws. The issuance and sale of the INLB Shares pursuant to this Agreement will not obligate INLB to issue shares of Common Stock or other securities to any Person (other than Seller and its Owner) and will not result in a right of any holder of INLB’s securities to adjust the exercise, conversion, exchange or reset price under any of such securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the INLB’s capital stock to which INLB is a party or, to the knowledge of INLB, between or among any of the INLB’s stockholders.

5.10 Insurance. INLB and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which INLB and its subsidiaries are engaged, however, INLB does not currently have directors and officers insurance coverage. INLB has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

5.11 Issuance of INLB Shares; Compliance Matters. The INLB Shares issuable pursuant to this Agreement are duly authorized and, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable, free and clear of all Encumbrances imposed by INLB other than restrictions on transfer provided by applicable Law. No registration under the Exchange Act is required for the offer and sale of the INLB Shares to Seller or its Owner (as applicable) as contemplated by this Agreement. INLB has not, in the twelve (12) months preceding the date hereof, received notice from any trading market on which INLB’s Common Stock is or has been listed or quoted to the effect that INLB is not in compliance with the listing or maintenance requirements of such trading market, with the exception of the quarterly reports for periods ending March 31, 2018 and June 30, 2018, which have been filed with OTC Markets but were filed past the due date. INLB is in compliance with all such listing and maintenance requirements and the consummation of the transactions contemplated by this Agreement do not violate the marketplace rules of any such trading market.

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5.12 Price. INLB has not, and to its knowledge, no Person has, taken, directly or indirectly, any action primarily designed to cause or to result in the stabilization or destabilization of the price of any security of INLB to facilitate the sale or resale of any of the Common Stock.

5.13 Organization of INLB. INLB is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to carry on its business as currently conducted.

5.14 Authority of INLB. INLB has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which INLB is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by INLB of this Agreement and any other Transaction Document to which INLB is a party, the performance by INLB of its obligations hereunder and thereunder and the consummation by INLB of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of INLB. This Agreement has been duly executed and delivered by INLB, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of INLB enforceable against INLB in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which INLB is or will be a party has been duly executed and delivered by INLB (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of INLB enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.15 No Conflicts; Consents. The execution, delivery and performance by INLB of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or bylaws of INLB; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to INLB; or (c) except as set forth in Section 5.15 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which INLB is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on INLB's ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to INLB in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 5.15 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on INLB’s ability to consummate the transactions contemplated hereby and thereby.

5.16 Full Disclosure. No representation or warranty by Buyer or INLB in this Agreement and no statement contained in the Disclosure Schedules to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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Article VI.
COVENANTS

6.01

Transfer of Employees. Simultaneously with the Closing, Seller is terminating the employment of all employees, and will pay all liabilities, relating to the employment of and termination of such employees, if any. At the Closing, Buyer shall offer employment to all of Seller’s former employees (the “Transferred Employees”) set forth on Section 6.01 of the Disclosure Schedules. Seller shall use its best efforts to assist in the post-closing employment of the Transferred Employees. No portion of the assets of any Benefit Plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller (and no amount attributable to any such Benefit Plan, fund, program or arrangement) shall be transferred to Buyer, and Buyer shall not be required to continue any such Benefit Plan, fund, program or arrangement after the Closing.

(a) Transferred Employees. At the Closing, Buyer is offering employment to the Transferred Employees at substantially the same pay as received by such Transferred Employees prior to Closing and with rights to participate in all employee benefit and incentive packages offered by Buyer to its employees from time to time.

(b) Employment Agreement. At the Closing, INLB is entering into an employment agreement with Owner, pursuant to which Owner shall serve in the capacity of Chief Executive Officer of INLB (the “Employment Agreement”) and shall receive a base salary of $200,000 and a bonus of up to $200,000 per year upon completion of certain performance measurements. The form of Employment Agreement is attached hereto as Exhibit C. Any and all prior consulting agreements entered into prior to Closing between Buyer and Owner shall be terminated effective as of Closing.

6.02 Board and Governance of INLB. In accordance with the written consent of the Board of Directors of INLB (“INLB Board”) and/or a majority vote of the INLB shareholders, INLB agrees that Owner shall be appointed to serve as a director on the INLB Board effective as of the Closing.

6.03 Lease Agreement. At the Closing, Seller, as owner of that certain commercial office space located at 1709 E. Bethany Home Road, Phoenix, Arizona 85016, is entering into a lease with Buyer for a minimum term of six (6) months at an initial gross monthly rent of $3,200, inclusive of all furniture and fixtures, in the form attached hereto as Exhibit D (the “Lease Agreement”). The Lease Agreement shall be renewable at the option of Buyer on substantially the same terms for additional time periods as agreed upon by the Buyer and Seller.

6.04 Confidentiality. The Parties to this Agreement acknowledge, covenant and agree that each Party and such Party’s Representatives and Affiliates will keep all information relating to the Seller, the Business and the transactions described in this Agreement confidential, and no Party, its Representatives or Affiliates will disclose or allow to be disclosed any confidential information, directly or indirectly, to any third party without the prior written approval of all Parties, except where the information is already generally available to the public through no act of a Party or where a Party is required by any applicable law to disclose confidential information (and then prior notice of such disclosure shall be given to the other Parties).

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6.05 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i)   retain the Books and Records (including personnel files) relating to periods after to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the Seller's Representatives reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Seller shall:

(i)   retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer's Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section where such access would violate any Law.

6.06 Public Announcements. Unless otherwise required by applicable Law, no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

6.07 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

6.08 Receivables. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Assets, Buyer or its Affiliate shall remit any such funds to Seller within ten (10) Business Days after its receipt thereof.

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6.09 Transfer Taxes. All transfer, sales, use, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including unsecured personal property tax to county tax collectors) that are attributable to Seller under state or federal tax Law shall be borne and paid by Seller. Seller shall, at its own expense, file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

6.10 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

6.11 Matters Relating to the INLB Shares.

(a) The INLB Shares to be issued to Seller or its Owner pursuant to this Agreement shall not have been registered and shall be characterized as “restricted securities” under applicable federal and state securities laws, and under such laws such shares may be resold without registration under the Exchange Act and state securities laws, only in certain limited circumstances. Each certificate evidencing the INLB Shares to be issued to Seller or its Owner under this Agreement shall bear an appropriate restrictive legend with respect thereto.

(b) INLB hereby agrees to remove the restrictive legend(s) set forth on the certificate representing the INLB Shares and issue a certificate without such restrictive legend(s) to the holder of the applicable certificate upon which it is stamped at such time as (i) such INLB Shares are registered for resale under the Exchange Act, (ii) such INLB Shares are sold or transferred pursuant to Rule 144, and (iii) such INLB Shares are eligible for sale under Rule 144, with the requirement for INLB to be in compliance with the current public information required under Rule 144 as to such securities. Following the earlier of subsections (i), (ii), or (iii) of this Section 6.11(b), INLB shall instruct its transfer agent to remove the restrictive legend(s) from the INLB Shares and shall cause its counsel to issue any legend removal opinion required by the transfer agent, and take any and all such additional steps as may be required to remove any and all then existing restrictive legend(s) from the INLB Shares, at INLB’s expense. In connection with a sale of the INLB Shares in reliance on Rule 144, Seller or its Owner (as applicable) or their broker shall also deliver to INLB a customary broker representation letter, which shall include, as may be appropriate, a certification that such holder is, or is not, an affiliate of INLB (as defined in Rule 144) and a certification as to the length of time the applicable INLB Shares have been held.

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(c) INLB shall file on a timely basis (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by it under the Exchange Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and comply with all applicable securities laws. If INLB is not required to file reports pursuant to the Exchange Act, upon the request of Seller or its Owner, INLB shall make publicly available the information specified in subparagraph (c)(2) of SEC Rule 144 for a period not to exceed three (3) years from the date INLB is no longer required to file reports pursuant to the Exchange Act. INLB shall take such further action (including, without limitation, the filing of current Form 10 information and the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144 ) as may be reasonably required from time to time and as may be within the reasonable control of INLB, to enable Seller or its Owner (as applicable) to transfer the INLB Shares without registration under the Exchange Act, pursuant to the exemptions provided by SEC Rule 144 or any similar rule or regulation hereafter adopted by the SEC; such action will be taken as soon as practicable, and in any event so that such transfers by Seller or its Owner (as applicable) may commence no later than two (2) years following the Closing Date. Upon the request of Seller or its Owner (as applicable), INLB will deliver to such party a written statement as to whether it has complied with such requirements and, if not, the specifics thereof. In connection with the sale, transfer or disposition of any of the INLB Shares under SEC Rule 144, provided that Seller or its Owner (as applicable) or their broker shall have delivered to INLB a customary representation letter, INLB agrees promptly to cause its transfer agent to remove the restrictive legend(s) on certificates or book entries representing the INLB Shares sold, transferred or distributed to the transferees and to instruct INLB’s counsel to promptly issue a legal opinion, at INLB’s expense, confirming to the transfer agent the right to have such legend(s) removed, and take any and all such additional steps as may be required to remove any and all then existing restrictive legend(s) from the INLB Shares, at INLB’s expense. In connection with any sale, transfer or other disposition by Seller or its Owner (as applicable) pursuant to SEC Rule 144, INLB shall cooperate with such holder to facilitate the timely preparation and delivery of certificates representing such INLB Shares to be sold and not bearing any Exchange Act legend(s), and enable certificates for such INLB Shares to be for such number of shares and registered in such names as Seller or its Owner (as applicable) may reasonably request.

Article VII.
INDEMNIFICATION

7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; except the representations and warranties set forth in Sections 4.01 (Organization and Qualification of Seller), 4.02 (Authority of Seller), 4.08 (Title to Purchased Assets), 4.14 (Environmental), 4.15 (Employee Benefits), 4.18 (Brokers), 5.01 (Organization and Authority of Buyer), 5.02 (Authority of Buyer), 5.04 (Brokers), 5.08 (Disclosure Reports), 5.09 (Capitalization), 5.10 (Insurance), 5.11 (Issuance of INLB Shares), 5.13 (Organization and Authority of INLB) and 5.14 (Authority of INLB) which shall survive until sixty (60) days following the expiration of the applicable statute of limitations. All covenants and agreements of the Parties contained in this Agreement shall survive the Closing indefinitely or for the period explicitly specified therein. The expiration of any representation, warranty or covenant shall not affect any claim made in accordance with this Agreement prior to the date of such expiration.

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7.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and defend against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c) any Excluded Asset or any Retained Liability.

7.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify Seller and its Owner against, and shall hold Seller and its Owner harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller and its Owner based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

7.04 Indemnification By INLB. Subject to the other terms and conditions of this Article VII, INLB shall indemnify Seller and its Owner against, and shall hold Seller and its Owner harmless from and defend against, any and all Losses incurred or sustained by, or imposed upon, Seller and its Owner based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of INLB contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by INLB pursuant to this Agreement.

7.05 Certain Limitations. The party making a claim under this Article VII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VII is referred to as the "Indemnifying Party". The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a) as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceed Fifty Thousand Dollars ($50,000) (the "Deductible"), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

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(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a) as the case may be, shall not exceed the Cash Payment.

(c) Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages relating to the breach or alleged breach of this Agreement.

(e) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

7.06 Indemnification Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.04 (Confidentiality)) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty-day (30) period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim. The Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty-day (30) period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.08 Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to claims for money damages, other than claims arising from intentional misrepresentation or fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement, for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.08 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled, or to seek any remedy on account of any intentional misrepresentation or fraud by any Party hereto.

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Article VIII.
MISCELLANEOUS

8.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller or Owner:	Arizona DP Consulting LLC Attn: Sara Gullickson 1709 E. Bethany Home Road Phoenix, Arizona 85016 O: 312-600-5665 C: 612-965-4980 E-mail: sgullickson@dispensarypermits.com
with a copy to:	Dickinson Wright Attn: Scott Crow 150 E. Gay Street, Suite 2400 Columbus, OH 43215 Tel: 614-744-2585 E-Mail: SCrow@dickinson-wright.com

If to Buyer or INLB:	Item 9 Labs Corp. Attn: Bryce Skalla 16211 N Scottsdale Rd Ste A6A-466 Scottsdale, AZ 85254 Tel: 833-867-6337 E-mail: bryce@item9labs.com
with a copy to:	Horwitz + Armstrong, A Professional Law Corp. Attn: Jessica Lockett 14 Orchard, Suite 200 Lake Forest, CA 92630 Tel: 949-540-6540 Facsimile: 949-540-6578 E-mail: jlockett@horwitzarmstrong.com

8.03 Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; and (b) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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8.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

8.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

8.08 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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8.10 Governing Law; Arbitration; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, or any other jurisdiction.

(b) Any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be conducted in Maricopa County, Arizona. The parties to the arbitration shall select an arbitrator from a list provided by the American Arbitration Association that is mutually satisfactory to them. If the parties to the arbitration are unable to agree on an arbitrator, one party shall choose an arbitrator from a list provided by the American Arbitration Association and the other party shall choose an arbitrator from such list. The two arbitrators so selected shall then select a third arbitrator mutually satisfactory to them from the list provided by the American Arbitration Association. The single arbitrator so selected shall hear the dispute and decide it. The award of the arbitrator shall be binding and final on all parties to the arbitration. Any and all legal, accounting and other costs and expenses incurred by the prevailing party shall be borne by the nonprevailing party. Notwithstanding the foregoing, any party may seek equitable relief by court action before or after instituting arbitration, including, without limitation, seeking and obtaining temporary restraining orders, injunctions or other provisional or ancillary remedies, and the initiation and/or maintenance of any such action shall not constitute a waiver of the right to arbitrate any controversy or claim.

(c) The Parties agree that any legal suit, action or proceeding arising out of or based upon this Agreement or the other Transaction Documents shall be instituted in the Federal or State courts of the State of Arizona.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(d).

8.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective signatories thereunto duly authorized.

SELLER:

ARIZONA DP CONSULTING LLC

By: __________________________

Name: Sara Gullickson

Title: Member

BUYER:

AZ DP HOLDINGS, LLC

By: __________________________

Name: Bryce Skalla

Title: Manager

INLB:

ITEM 9 LABS CORP.

By: __________________________

Name: Bryce Skalla

Title: Chief Executive Officer

OWNER:

_____________________________

Sara Gullickson

[Signature Page to Asset Purchase Agreement]

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EXHIBIT A

BILL OF SALE

AND

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale and Assignment and Assumption Agreement (“Bill of Sale”) is made effective as of November __, 2018, by and between Arizona DP Consulting LLC, an Arizona limited liability company ("Seller"), and AZ DP Holdings, LLC, a Nevada limited liability company ("Buyer").

WHEREAS, the Seller and Buyer are parties to that certain Asset Purchase Agreement dated as of the date hereof (the “Agreement”), pursuant to which the Seller will sell, convey, transfer and assign to Buyer all of Seller’s respective right, title and interest in and to the Purchased Assets and Buyer shall assume and agree to pay, perform and discharge the Assumed Liabilities from Seller, as set forth in the Agreement;

WHEREAS, unless otherwise defined herein, capitalized terms used in this Bill of Sale shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, BE IT KNOWN THAT:

For good and valuable consideration, the receipt and sufficiency of which are acknowledged:

A.	Seller agrees as follows:

1. Seller hereby sells, assigns, transfers and conveys to Buyer forever, all of Seller's right, title and interest in and to the Purchased Assets.

2. The Seller hereby covenants and agrees that it shall, without further consideration, at any time and from time to time after the date hereof, execute and deliver to Buyer such further instruments of sale, conveyance, assignment and transfer, and take such other action, all upon the reasonable request of Buyer, to (i) sell, convey, grant, assign, transfer and deliver all or any portion of the Purchased Assets to Buyer, and (ii) assure and confirm to any other person or entity Buyer’s ownership of the Purchased Assets pursuant to this Bill of Sale.

B.	Buyer agrees as follows:

1. Buyer hereby assumes and agrees to pay, perform and discharge when due the Assumed Liabilities.

2. Buyer hereby covenants and agrees that it shall, without further consideration, at any time and from time to time after the date hereof, execute and deliver to Seller such further instruments and documents and take such other action, all upon the reasonable request of Seller, to (i) assume, pay, perform and discharge when due the Assumed Liabilities, and (ii) assure and confirm to any other person or entity Buyer’s assumption of the Assumed Liabilities pursuant to this Bill of Sale.

C.	This Bill of Sale and all of its terms shall inure to the benefit of Buyer, Seller and their respective successors and assigns.
D.	This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Delaware.
E.	This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Bill of Sale to be executed as of the date first written above by their respective signatories thereunto duly authorized.

SELLER	BUYER

ARIZONA DP CONSULTING LLC	AZ DP HOLDINGS, LLC

By: _____________________	By: __________________________
Name: Sara Gullickson	Name: Bryce Skalla
Title: Member	Title: Manager

EXHIBIT B

NON-COMPETITION AGREEMENT

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”), dated as of November 26, 2018 (the “Effective Date”), is entered into by and among Sara Gullickson (the “Non-Competing Party”), and AZ DP Holdings, LLC, a Nevada limited liability company (the “Company”), which is a wholly owned subsidiary of Item 9 Labs Corp., a Delaware corporation. The Company and the Non-Competing Party may sometimes be referred to in this Agreement as the “Parties,” or individually as a “Party.”

RECITALS:

WHEREAS, the Non-Competing Party is the sole owner of Arizona DP Consulting LLC, an Arizona limited liability company (“ADP”), which is selling certain assets to the Company pursuant to that certain Asset Purchase Agreement, of even date herewith (the “Asset Purchase Agreement”);

WHEREAS, the Non-Competing Party has experience in the cannabis licensing and consulting business as conducted by ADP:

WHEREAS, the Non-Competing Party has confidential information and know-how imperative to the operation of a business which may compete with the Business and the Purchased Assets (as defined in the Asset Purchase Agreement) that the Company is acquiring pursuant to the Asset Purchase Agreement;

WHEREAS, the Asset Purchase Agreement requires the execution of this Agreement providing for the Non-Competing Party to no longer participate in any business which competes with the Business on the terms set forth herein;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants, and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.	Definitions. In this Agreement, the following terms (in addition to any capitalized terms defined elsewhere in this Agreement) shall have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms:

“Affiliate” shall mean, with respect to any person or entity, (a) any other person or entity that controls, is controlled by, or is under common control with such person or entity, (b) any officer, director, manager, shareholder or member of such person or entity, and (c) any parent, sibling, descendant or spouse of such person or entity or of any of the persons or entities referred to in clauses (a) and (b) or anyone sharing a home with such person or entity or any of the persons or entities referred to in clauses (a) and (b). For purposes of this definition, the term “control” of a person or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Business” means the cannabis licensing and consulting business as conducted by ADP as of the closing of the Asset Purchase Agreement. The term “Business” shall not include the operations of any businesses by the Non-Competing Party as described in Schedule A or those that may otherwise be pre-approved by the Company.

“Competition,” “compete” and any terms with correlative meaning shall mean to: directly or indirectly, own any interest in, manage, control, participate in, invest in, consult with, render services for, operate or in any manner engage in any business that operates in the Business in the Restricted Area.

“Restricted Area” shall mean the geographic areas where the Business operated until the closing of the Asset Purchase Agreement, and shall consist of: Arizona, Arkansas, California, Colorado, Delaware, Florida, Hawaii, Illinois, Maryland, Massachusetts, Michigan, Missouri, Nevada, New Jersey, North Dakota, Ohio, Pennsylvania, Rhode Island and West Virginia.

2.	Non-Compete Agreement. During the three (3) year period (the “Restricted Period”) commencing on the Effective Date, neither the Non-Competing Party nor any controlled Affiliate of the Non-Competing Party will, directly or indirectly, in any manner, anywhere in the Restricted Area (a) engage directly or indirectly in the Business or any business that competes with the Business, (b) own any interest in, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise) any business that competes with the Business, or (c) consult with or render services for any person or entity that is engaged in the Business or in any activity that competes directly or indirectly with the Business; provided however, that ownership, for passive investment purposes not intended to circumvent this Agreement, of less than 5% of the outstanding stock of any publicly traded corporation, shall not be deemed to be engaging in the Business solely by reason of such ownership.

3.	Acknowledgment. The Non-Competing Party hereby acknowledges that the enforcement of the provisions of this Agreement may potentially interfere with her ability to pursue business opportunities, including, without limitation, the expansion or development of a business similar to the Business or which shall produce or sell any competing products with that of the Business. The Non-Competing Party recognizes and agrees that the enforcement of this Agreement is necessary to the closing of the Asset Purchase Agreement. The Non-Competing Party hereby acknowledges that she has been advised to consult with an attorney before executing this Agreement and that she has done so.

4.	Enforcement. Notwithstanding Section 10 of this Agreement (Severability), if at the time of enforcement of Section 2 of this Agreement or any other time, a court, arbitrator, or mediator holds that the restrictions in this Agreement are unreasonable or to any extent invalid or overbroad under circumstances then existing or otherwise, the Parties agree that the covenants herein should be interpreted and enforced to the maximum extent that such court or mediator deems reasonable, valid or enforceable. The Parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement, and any breach of the terms of Section 2 would result in irreparable injury and damage to the Company for which there would be no adequate remedy at law. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or, as applicable, its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Section shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Non-Competing Party.

5.	Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to principles of conflicts of laws.

(b) Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be conducted in Maricopa County, Arizona. The parties to the arbitration shall select an arbitrator from a list provided by the American Arbitration Association that is mutually satisfactory to them. If the parties to the arbitration are unable to agree on an arbitrator, one party shall choose an arbitrator from a list provided by the American Arbitration Association and the other party shall choose an arbitrator from such list. The two arbitrators so selected shall then select a third arbitrator mutually satisfactory to them from the list provided by the American Arbitration Association. The single arbitrator so selected shall hear the dispute and decide it. The award of the arbitrator shall be binding and final on all parties to the arbitration. Any and all legal, accounting and other costs and expenses incurred by the prevailing party shall be borne by the nonprevailing party. Notwithstanding the foregoing, any party may seek equitable relief by court action before or after instituting arbitration, including, without limitation, seeking and obtaining temporary restraining orders, injunctions or other provisional or ancillary remedies, and the initiation and/or maintenance of any such action shall not constitute a waiver of the right to arbitrate any controversy or claim. Notwithstanding the foregoing, any party may seek equitable relief by court action before or after instituting arbitration, including, without limitation, seeking and obtaining temporary restraining orders, injunctions or other provisional or ancillary remedies, and the initiation and/or maintenance of any such action shall not constitute a waiver of the right to mediate any controversy or claim.

6.	Waiver of Jury Trial. Each Party hereby irrevocably and unconditionally waives any right it may have to a trial by jury.

7.	Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by electronic mail, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows, or to such other address as either Party may from time to time specify in writing to the other Party consistent with these notice provisions. All notices shall be effective on the date of delivery to the recipient.

If to Company:	Item 9 Labs Corp. Attn: Bryce Skalla 16211 N Scottsdale Rd Ste A6A-466 Scottsdale, AZ 85254 Tel: 833-867-6337 E-mail: bryce@item9labs.com
with a copy to:	Horwitz + Armstrong, A Professional Law Corporation Attn: Jessica M. Lockett 14 Orchard, Suite 200 Lake Forest, CA 92630 E-mail: jlockett@horwitzarmstrong.com
If to Non-Competing Party:	Sara Gullickson 1709 E. Bethany Home Road Phoenix, Arizona 85016 O: 312-600-5665 C: 612-965-4980 E-mail: sgullickson@dispensarypermits.com
with a copy to	Dickinson Wright Attn: Scott Crow 150 E. Gay Street, Suite 2400 Columbus, OH 43215 Tel: 614-744-2585 E-Mail: SCrow@dickinsonwright.com
8.	Authority. Each of the Parties represents and warrants that she or it, as applicable, is competent to enter into this Agreement and has the full right, power and authority to enter into and perform the obligations under this Agreement, without the need for the consent of any other person or entity (including a spouse, if any, of such Party).

9.	Successors and Assigns; Amendments. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Non-Competing Party may not assign any of her rights or obligations under this Agreement without the prior written consent of the Company. This Agreement may be amended only by written agreement executed by all Parties to this Agreement.

10.	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. Further subject to Section 3 and 4 hereof, if any provision of this Agreement, or the application thereof, is invalid or unenforceable, (a) a suitable and equitable provision shall be substitute therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement shall not be affected by such invalidity or unenforceability.

11.	Waivers. No waiver by any Party of any covenant, term, condition, or agreement contained herein shall be deemed or construed as a waiver of any other covenant, term, condition, or agreement, nor shall a waiver of any breach hereof be deemed to constitute a waiver of any subsequent breach, whether of the same or of a different provision in this Agreement.

12.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed with electronic, facsimile, or e-mailed signatures. Such signatures shall be deemed valid for all purposes as if they were signed by hand.

13.	Headings. The captions and headings contained herein are solely for convenience of reference and shall not affect in any way the meaning or interpretation of this Agreement.

14.	Entire Agreement. This Agreement, together with the recitals hereto, which are hereby incorporated in and an integral part of this Agreement, represents the entire agreement among the Parties relating to the subject matter hereof, superseding any and all contemporaneous and prior written or oral agreements and understandings with respect hereto (other than, for avoidance of doubt, the Asset Purchase Agreement).

[Signature Page To Follow]

IN WITNESS WHEREOF, the Parties have entered into this Non-Competition Agreement as of the date and year first written above.

NON-COMPETING PARTY

______________________________

Sara Gullickson

COMPANY

AZ DP HOLDINGS LLC

________________________

By: Bryce Skalla as Manager

SCHEDULE A

SCHEDULE OF NON-COMPETING BUSINESSES OPERATIONS

•	Strive Wellness of Nevada, LLC
•	Strive Management, LLC
•	North Dakota – WE- Mend d/b/a Strive Life Dispensary
•	West Hollywood – November 2018: Dispensary 10, LLC
o	Sara Gullickson owns 33% ownership
•	Nevada (Retail) – December 2019- Strive Wellness of Nevada, LLC
o	Sara Gullickson, Larry Lemons & Donnie Burton control the license if it is awarded. Local partner collectively has 13% of the facility.
•	Ohio – December 2018 Strive Wellness of Ohio, LLC
o	Sara Gullickson, Larry Lemons & Donnie Burton control the license if it is awarded.
•	New Jersey – January 2019 Modern Remedies, LLC
o	Sara Gullickson has 2% ownership and facility will be Strive Model if license is awarded.
•	Michigan, Benton Harbor – February 2019 The Harvest Foundation, LLC
o	Sara Gullickson, Larry Lemons & Donnie Burton control the license if it is awarded.

EXHIBIT C

EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is effective on November 26, 2018 (the “Effective Date”) between Item 9 Labs Corp., a Delaware corporation ("Company") and Sara Gullickson ("Executive"). The Company and Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Company, by and through its wholly owned subsidiary AZ DP Holdings, LLC (“AZDP”), acquired the Purchased Assets of Arizona DP Consulting LLC, an Arizona limited liability company (“ADP”), pursuant to that certain Asset Purchase Agreement of even date herewith by and between the Company, AZDP, ADP, and Executive as sole owner of ADP, incorporated herein by reference (the “Asset Purchase Agreement”).

WHEREAS, any terms not herein defined shall have the same meaning as set forth in the Asset Purchase Agreement.

WHEREAS, the Company is a publicly traded corporation engaged in the business of cultivating quality-driven cannabis flower and marijuana products in Arizona and Nevada (the “Business”) and following the Closing of the Asset Purchase Agreement, the Company will own and operate the Purchased Assets by and through AZDP.

WHEREAS, the Executive is in the business of providing the kinds of services required in the Company’s Business and has extensive experience in operating the business related to the Purchased Assets.

WHEREAS, the Company desires that Executive be employed by the Company, and render services to the Company, and Executive is willing to be so employed and to render such services to the Company, all upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT:

1. EMPLOYMENT.  Subject to and upon the terms and conditions contained in this Agreement, the Company hereby agrees to employ Executive and Executive agrees to be employed by the Company, for the period set forth in paragraph 2 hereof, to render to the Company, its affiliates and/or subsidiaries the services described in paragraph 3 hereof.

The Executive hereby acknowledges and agrees that upon the Effective Date, any and all existing employment or consulting agreements entered into between Company and Executive are hereby expressly terminated and replaced in entirety by this Agreement.

2. TERM.  Executive’s employment under this Agreement shall commence as of the Effective Date hereof and shall continue for a period of three (3) years unless earlier terminated by the Board of Directors (the “Board”) of the Company or by the Executive in accordance with the terms of this Agreement (the “Employment Term”).

3. DUTIES.

(a) Executive shall serve as the Chief Executive Officer of the Company, reporting directly to the Board and shall be responsible for the management and running of the day-to-day operations of the Company, including, but not limited to, those services set forth in Exhibit A, attached hereto and incorporated herein by reference (the “Services”).

(b) Executive shall perform all duties and services incidental to the positions held by her. The Board retains the right to change Executive's duties and reporting relationships as may be determined to be in the best interests of the Company; provided, however, that any such change in Executive's duties shall be consistent with Executive's training, experience, and qualifications.

(c) Executive shall serve as a member of the Board of the Company during the Employment Term.

(d) Executive agrees to abide by all bylaws and policies of the Company promulgated from time to time by the Company and made available to Executive as well as all laws, statutes and regulations in all material respects.

4. BEST EFFORTS.  Executive agrees to devote her full business time and attention, subject to absences for customary vacations and for temporary illness, as well as her best efforts, energies and skill, to faithfully and industriously perform the duties and responsibilities attributable to her position, to the reasonable satisfaction of the Company. In addition, Executive will not engage in any other gainful occupation which requires Executive’s personal attention and/or creates a conflict of interest with job responsibilities under this Agreement without the prior approval of the Board, with the exception that Executive may personally trade in stock, bonds, securities, commodities or real estate investments for her own benefit. Company hereby grants express permission to Executive to continue operating the existing business ventures as set forth in Exhibit B attached hereto and incorporated herein by reference, so long as such obligations do not materially interfere with Executives performance of the Services.

5. COMPENSATION. The Company will pay Executive the following compensation for her services under this Agreement:

(a) Base Salary. As compensation for her services and covenants hereunder, the Parties mutually agree that the Company shall pay executive an annual salary of $200,000 USD per annum, payable in accordance with the Company’s normal payroll methods (the “Base Salary”). The Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated executives and may be adjusted upwards in the sole discretion of the Company.

(b) Performance Bonus. Executive is eligible to receive a discretionary annual bonus in an amount up to 100% of Executives Base Salary, to be determined in the sole and absolute discretion of the Board, payable in cash, based upon the Company’s operating results and gross sales, or such other performance benchmarks as determined by the Board (“Performance Bonus”), with the criteria for eligibility to receive such Performance Bonus to be provided to Executive at the beginning of each year of the Employment Term.

(c) Incentive Plan. Executive shall also be eligible to participate in the Company’s annual incentive plan for executives (“Incentive Bonus”), if applicable. The criteria for determining the amount of the Incentive Bonus, and the conditions that must be satisfied to entitle Executive to receive the Incentive Bonus for any year during the Employment Term of this Agreement shall be determined by the Board or its compensation committee and provided to Executive at the beginning of such year.

6. EXPENSES.

(a) Reimbursement. Executive shall receive a Company credit card with a limit of at least $10,000 per month in order to directly charge to the Company all business expenses incurred by her which are reasonable and necessary for Executive to perform her duties under this Agreement in accordance with policies established from time to time by the Company.  All charges and expenditures in excess of $500 shall be subject to pre-authorization by Company in accordance with Company policy and procedures.

(b) Travel. Where Executive is required to travel for Company, including but not limited to events, conferences and meetings related to the Company, Company shall pay the costs of such travel which shall be pre-approved by the Board prior to incurring any expense.

7. EXECUTIVE BENEFITS.

(a) Benefits. During the Employment Term, Executive shall be entitled to participate in all group term insurance, disability insurance, health and medical insurance benefits, life insurance, retirement plans or programs and any other employee benefits as are from time to time generally made available to executive employees of the Company pursuant to the policies of the Company; provided that Executive shall be required to comply with the conditions attendant to coverage by such employee benefit plans (collectively, “Benefit Plans”). The Board shall present any offerings for Benefit Plans in writing to Executive when available. The Company may withhold from any benefits payable to Executive under any Benefit Plans all federal, state, local and other taxes and amounts as shall be permitted or required to be withheld pursuant to any applicable law, rule or regulation.

(b) Vacation. Executive shall be entitled to four (4) weeks paid vacation per year during the Employment Term. Vacation time shall be taken in accordance with the Company’s policies as may be established from time to time by the Company for its executive staff.

(c) Maternity Leave. To the extent that the Company does not have a maternity leave policy in place for executive employees of the Company, Executive shall be entitled to eight (8) weeks of paid maternity leave during the Employment Term.

8. DEATH AND DISABILITY.

(a) Death. The Employment Term shall terminate on the date of Executive’s death, in which event the Company shall, within 30 days of the date of death, pay to her estate, Executive’s Base Salary, any unpaid Performance Bonus, Incentive Bonus or any other stock or bonus awards (including any bonus award for a plan year that has ended prior to the time employment terminated where the award was scheduled to be paid after the date employment terminated), reimbursable expenses and benefits owing to Executive through the date of Executive’s death together with any benefits payable under any life insurance program in which Executive is a participant.

(b) Disability. The Employment Term shall terminate upon Executive’s Disability. For purposes of this Agreement, “Disability” shall mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  For purposes of determining Executive’s Disability, the Board may rely on a determination by the Social Security Administration that Executive is totally disabled or a determination by the Company’s disability insurance carrier that Executive has satisfied the above definition of Disability.  In case of such termination, Executive shall be entitled to receive the Executive’s Base Salary, any unpaid Performance Bonus, Incentive Bonus or any other stock or bonus awards (including any bonus award for a plan year that has ended prior to the time employment terminated where the award was scheduled to be paid after the date employment terminated), reimbursable expenses and benefits owing to Executive through the date of termination within 30 days of the date of the Company’s determination of Executive’s Disability, together with any benefits payable under any disability insurance program in which Executive is a participant. Except as otherwise contemplated by this Agreement, Executive will not be entitled to any other compensation upon termination of employment pursuant to this subparagraph 8(b).

9. TERMINATION OF EMPLOYMENT.

(a) Termination With Cause By Company. The Company may terminate this Agreement at any time during the Employment Term for Cause upon written notice to Executive, upon which termination shall be effective immediately. For purposes of this Agreement, “Cause” means any one or more of the following:

i.	the commission of fraud by the Executive against the Company;

ii.	a material breach by Executive of any provision of this Agreement, including the continued failure of Executive to perform the Services set forth in Section 3(a) of this Agreement, which breach is not cured within thirty (30) days after receipt of written notice from the Company to Executive specifying the breach or, if notice and cure have previously taken place regarding the same or a substantially similar breach, if the breach recurs;

iii.	Executive’s theft of funds or material property of the Company; or

iv.	Executive’s conviction of a felony, plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude.

(b) Termination Without Cause By Company. The Company may terminate this Agreement at any time during the Employment Term without Cause upon ninety (90) days written notice to Executive.

(c) Termination Without Good Reason by Executive. Executive may terminate this Agreement at any time during the Employment Term without Good Reason by providing the Company thirty (30) days’ written notice.

(d) Termination With Good Reason By Executive. Executive may terminate this Agreement at any time during the Employment Term with Good Reason upon written notice to Company, upon which termination shall be effective immediately. For purposes of this Agreement “Good Reason” means any one or more of the following:

i.	material breach by the Company of any provision of this Agreement, including without limitation, the Company’s failure to pay Executive any Base Salary, Performance Bonus or vested Incentive Bonus, which such breach is not cured within thirty (30) days after receipt of written notice from Executive to the Company specifying the breach or, if notice and cure have previously taken place regarding the same or a substantially similar breach, if the breach recurs;

ii.	a requirement by the Company that Executive change her primary work location to a location that is more than thirty–five (35) miles from her then-existing main work location without Executive’s consent to such change;

iii.	the creation and continuation of a hostile work environment which continues without corrective action being taken by the Company for a period of more than fifteen (15) days following written notice by Executive to the Company identifying the nature and cause of such hostile work environment; or

iv.	the Company, without Executive’s consent (A) changes Executive’s title or position to a lower title or position, (B) reduces Executive’s current salary and/or benefits, or (C) assigns duties or responsibilities to Executive that are materially inconsistent with her position.

(e) Compensation upon Termination.

i.	In the event that the Company terminates the Executive’s employment hereunder for Cause or the Executive terminates employment hereunder without Good Reason, the Executive shall be entitled to receive the Executive’s Base Salary, any unpaid Performance Bonus, Incentive Bonus or any other vested stock or bonus awards, reimbursable expenses and benefits owing to Executive (collectively, the “Accrued Amounts”) through the last day on which Executive is actively employed by the Company under the terms of this Agreement (“Date of Termination”). The Accrued Amounts shall be paid when required under applicable law and in any event within thirty (30) business days after the Date of Termination.

ii.	In the event that the Company terminates the Executive’s employment hereunder without Cause or the Executive terminates employment hereunder with Good Reason, Executive shall be entitled to all Accrued Amounts, which shall be paid when required under applicable law and in any event within thirty (30) business days after the Date of Termination. In addition, the Company shall pay severance to Executive consisting of Executive’s Base Salary, payable in accordance with normal payroll practices of the Company, and benefits under Benefit Plans (including health care as applicable), for a period of twelve (12) months from the Date of Termination (the "Severance Period"). Except as otherwise contemplated by this Agreement, Executive will not be entitled to any other compensation upon termination of this Agreement.

iii.	The salary, applicable bonuses and fringe benefits to be paid to Executive under Section 9(f)(ii) above during the Severance Period are referred to herein as the "Termination Compensation." Executive shall not be entitled to any Termination Compensation unless: (1) Executive complies with the surviving restrictive covenants set forth in Section 10 of this Agreement and (2) Executive executes and delivers to Company, on the Date of Termination, a release in form and substance reasonably acceptable to Company and Executive, by which Executive releases Company from any obligations and liabilities of any type whatsoever under this Agreement, except for Company's obligations with respect to the Termination Compensation. For the avoidance of doubt, the release shall not affect (a) Executive’s right to indemnification, if any, for actions taken within the scope of Executive’s employment with the Company or (b) any rights of Executive under the Asset Purchase Agreement. Notwithstanding anything herein, no Termination Compensation shall be paid or otherwise provided to Executive until the applicable revocation period related to the release has fully expired, not later than sixty (60) days from the Date of Termination, and the release becomes fully and finally enforceable. The parties hereto acknowledge that the Termination Compensation to be provided is in consideration for Executive’s release.

iv.	If Executive terminates this Agreement without Good Reason by providing appropriate notice, the Company, at its election, may (1) require Executive to continue to perform duties hereunder for the full notice period, or (2) terminate Executive's employment at any time during such notice period, provided that any such termination shall not be deemed to be a termination without Cause of Executive's employment by the Company. Unless otherwise provided by Section 9(f), all compensation and benefits paid by Company to Executive under this Agreement shall cease upon the Date of Termination.

10. DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION.

(a) Executive acknowledges that she is prohibited from disclosing any confidential information about the Company, including but not limited to trade secrets, formulas, processes, methods, plans, and financial information, to any party who is not a director, officer or authorized agent of the Company or its subsidiaries and affiliates.  The Company will provide Executive with valuable confidential information belonging to the Company or its subsidiaries or its affiliates above and beyond any confidential information previously received by Executive and will associate Executive with the goodwill of the Company or its subsidiaries or its affiliates above and beyond any prior association of Executive with that goodwill.  In return, Executive promises never to disclose or misuse such confidential information and never to misuse such goodwill. This Section 10(a) shall not apply to the extent that such confidential information of the Company is generally available to and known by the public through no fault of Executive or if Executive is compelled to disclose confidential information by judicial or administrative process or by other requirements of law.

(b) Executive will not, during the Employment Term, directly or indirectly, as an executive, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage in or participate in any other business for her own account or for or on behalf of another person, firm, or corporation that is competitive with, conflicts, or interferes with the Company’s Business or Executive’s performance of duties under this Agreement, except those permitted business obligations of Executive as set forth in Exhibit B hereto or those that may otherwise be pre-approved by the Company. Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as an investment, securities of any company traded on any national securities exchange if Executive does not, directly or indirectly, own 5% or more of any class of securities of such company.

(c) Executive will not, during the Employment Term and for a period of one (1) year thereafter, directly or indirectly, work in Arizona as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity for any person or entity who is competitive with the Business of the Company, except for those permitted business obligations of Executive as set forth in Exhibit B hereto or those that may otherwise be pre-approved by the Company. Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as an investment, securities of any company traded on any national securities exchange if Executive does not, directly or indirectly, own 5% or more of any class of securities of such company. For the avoidance of doubt, Executive is also a party to that certain Non-Competition Agreement of even date herewith in favor of AZDP on the terms set forth therein.

(d) Executive will not, during the Employment Term and for a period of one (1) year thereafter, on her behalf or on behalf of any other business enterprise, directly or indirectly, under any circumstance other than at the direction and for the benefit of the Company, (i) solicit for employment or hire any person employed by the Company or any of its subsidiaries, or (ii) call on, solicit, or take away any person or entity who was a customer of the Company or any of its subsidiaries or affiliates during Executive’s employment with the Company, in either case for a business that is competitive with the Business of the Company.

(e) It is expressly agreed by Executive that the nature and scope of each of the provisions set forth above are reasonable and necessary. If, for any reason, any aspect of the above provisions as it applies to Executive is determined by a court of competent jurisdiction to be unreasonable or unenforceable under applicable law, the provisions shall be modified to the extent required to make the provisions enforceable.  Executive acknowledges and agrees that her services are of unique character and expressly grants to the Company or any subsidiary or affiliate of the Company or any successor of any of them, the right to enforce the above provisions through the use of all remedies available at law or in equity, including, but not limited to, injunctive relief.

11. COMPANY PROPERTY.

(a) Any patents, inventions, discoveries, applications, processes, models or financial statements designed, devised, planned, applied, created, discovered or invented by Executive during the Employment Term, regardless of when reduced to writing or practice, which pertain to any aspect of the Company’s or its subsidiaries’ or affiliates’ Business shall be the sole and absolute property of the Company, and Executive shall promptly report the same to the Company and promptly execute any and all documents that may from time to time be reasonably be requested by the Company to assure the Company the full and complete ownership thereof.

(b) All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company’s Business which Executive shall prepare or receive from the Company shall remain the Company’s sole and exclusive property. Upon termination of this Agreement, Executive shall promptly return to the Company all property of the Company in her possession. Executive further represents that she will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company except as needed to perform the Services under this Agreement. Executive additionally represents that, upon termination of her employment with the Company, she will not retain in her possession any such software, documents or other materials.

12. EQUITABLE RELIEF.  It is mutually understood and agreed that Executive’s services are special, unique, unusual, extraordinary and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in the event of any breach of this Agreement by Executive, including, but not limited to, the breach of any of the provisions of paragraphs 10 or 11 hereof, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to any damages which the Company may be entitled to recover.

13.  CONSENT TO JURISDICTION AND VENUE; ARBITRATION.   The Executive hereby consents and agrees that the State of Arizona shall have personal jurisdiction and proper venue with respect to any dispute between the Executive and the Company. In any dispute with the Company, the Executive will not raise, and hereby expressly waives, any objection or defense to any such jurisdiction as an inconvenient forum. Executive and the Company agree that all disputes and claims of any nature that Executive may have against the Company including all statutory, contractual, and common law claims (including all employment discrimination claims), and all other disputes and claims of any nature that the Company may have against Executive, shall be settled by binding arbitration in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, as set forth in the Asset Purchase Agreement, Section 8.10.

14. NOTICE.  Any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing and shall be given in accordance with the notice provisions set forth in the Asset Purchase Agreement, Section 8.02.

15. INTERPRETATION; HEADINGS.  The parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated, shall be construed fairly as to all parties hereto, and shall not be construed in favor of or against any party. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16. SUCCESSORS AND ASSIGNS; ASSIGNMENT; INTENDED BENEFICIARIES.  Neither this Agreement, nor any of Executive’s rights, powers, duties or obligations hereunder, may be assigned by Executive. This Agreement shall be binding upon and inure to the benefit of Executive and her heirs and legal representatives and the Company and its successors. Successors of the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed “the Company” for the purpose hereof.

17. NO WAIVER BY ACTION.  Any waiver or consent from the Company respecting any term or provision of this Agreement or any other aspect of the Executive’s conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of the Executive’s conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company’s right at a later time to enforce any such term or provision.

18. COUNTERPARTS; GOVERNING LAW; AMENDMENTS.  This Agreement may be executed in two counterpart copies, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto. This Agreement and all other aspects of the Executive’s employment shall be governed by and construed in accordance with the applicable laws pertaining in the State of Delaware (other than those that would defer to the substantive laws of another jurisdiction). Each and every modification and amendment of this Agreement shall be in writing and signed by the parties hereto, and any waiver of, or consent to any departure from, any term or provision of this Agreement shall be in writing and signed by each affected party hereto.

20. Severability.

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

21. ENTIRE AGREEMENT.  The entire understanding and agreement between the Parties has been incorporated into this Agreement, and this Agreement supersedes all other agreements and understandings between Executive and the Company with respect to the relationship of Executive with the Company or its affiliates or subsidiaries.

22. EXECUTIVE AcknowledgEment

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement as of the date set forth above.

(“COMPANY”)	(“EXECUTIVE”)
Item 9 Labs Corp.

_________________________________	______________________________
By: Bryce Skalla	By: Sara Gullickson
Its: Chief Executive Officer

EXHIBIT A

DESCRIPTION OF EMPLOYMENT SERVICES

As the Chief Executive Officer (“CEO”) of Item 9 Labs Corp. (the “Company”), the CEO shall report to the board of directors (the “Board”) and is responsible for leading the development and execution of the Company’s long term strategy with a view to creating shareholder value. The CEO’s leadership role also entails being ultimately responsible for all day-to-day management decisions and for implementing the Company’s long and short term plans. The CEO acts as a direct liaison between the Board and management of the Company and communicates to the Board on behalf of management. Specifically, the duties of the CEO shall include:

Strategy & Planning

•	Drafting / Execution of Short Term Execution of National Expansion Plan
o	Submission of Applications (Dispensary Permits.com Team to Execute)– Markets TBD – See 09-20-18 - DP - Our Brands Page - v3- Page 9 for Markets with Opportunities in 2019.
o	Selection of Distressed Cannabis Assets for INLB Acquisition, specifically, Licensees: Cultivation, MM Product Lines & Dispensary – Markets TBD (Based on bullet above).

Financial Planning & Budgets

•	Create Budget with Jeffrey Rassas for Expansion, Acquisition and INLB Operations.
•	Assist, as required, in raising additional capital at appropriate valuations to enable the Company to meet sales, growth and market share objectives.

SEC and OTC Filings

•	Assist in the preparation, review, and filing of all interim, quarterly, and annual reports and other filings necessary for OTC and SEC compliance.

Investor Relations Management

•	Manage and interface with investors for general relations outreach and response, as necessary, and attend local and national conferences to promote the Company generally.

Management & Execution

•	Ensure Vice President(s) of Southwest, Midwest, East Coast, and Southern Regions for Expansion are executing National Expansion Strategy though Application, Acquisition, and Operations mentioned above.
•	Ensure Cultivation, Processing, and Dispensary Department Heads Meet Revenue Milestones & Expansion Milestones
o	SOPS
o	R&D
o	Training
o	Sales

Company Leadership/Vision

•	Employee / Management Staffing Plan
o	Build Organizational Chart & Ensure Chart Includes Examples Below:

  Chief Financial Officer

  Chief Operating Officer

  Chief Compliance Officer

  Medical Advisory Board

  Director of Community

  Dispensary / Retail Manager

  Director of Security

  Director of Technology

  Director of Extraction

  Director of Patient Services

  Director of Cultivation

  Human Resources

  Banking Relations

  Real Estate Advisor /Firm for Expansion

  Architect/ Engineer(S)

  Director of Marketing

  Legal / Attorney

  Insurance

  Director of Staffing

•	Roles, Responsibilities & Expectations
•	Selection, Hiring, Retainment and Termination Policies & Procedures

EXHIBIT B

Pre-existing business obligations of Executive

REDACTED FOR CONFIDENTIALITY

EXHIBIT D

LEASE AGREEMENT

Arizona Commercial Lease Agreement

1. Basic Provisions ("Basic Provisions").

1.1 Parties: This Lease ("Lease"), dated for reference purposes only, November 26, 2018 , is made By and between ARIZONA DP CONSULTING LLC . ("Lessor") and ITEM 9 LABS CORP. ("Lessee"), (collectively the "Parties," or individually a "Party").

1.2 Premises: That certain real property, including all improvements therein or to be provided by Lessor under the terms of this Lease, and commonly known as DP Office , located in the County of Maricopa , State of Arizona , and generally described as (describe briefly the nature of the property and, if applicable, the "Project", if the property is located within a Project) A 1700 square foot commercial building located at 1709 E. Bethany Home Road Phoenix, AZ 85016 _("Premises"). (See also Paragraph 2)

1.3 Term: 0 years and 6 months ("Original Term") commencing December 1, 2018 ("Commencement Date") and ending June 1, 2019 ("Expiration Date"). (See also Paragraph 3)

1.4 Early Possession: NA ("Early Possession Date") (See also Paragraphs 3.2 and 3.3).

1.5 Base Rent: $3,200 per month ("Base Rent"), payable on the 1st day of each month commencing December 1, 2018

(See also Paragraph 4)

[ ] If this box is checked, there are provisions in this Lease for the Base Rent to be adjusted.

1.6 Base Rent and Other Monies Paid Upon Execution:

(check applicable boxes)

[ ] Base Rent: $ 3,200 per month gross, inclusive of all utilities

[ ] Security Deposit: $ 3,200 ("Security Deposit"). (See also Paragraph 5)

[ ] Association Fees: $ 0 for the period

[ ] Other: $ 0 for

[ ] Total Due Upon Execution of this Lease: $ 6,400 .

1.7 Agreed Use: Item 9 offices (See also Paragraph 6)

1.8 Insuring Party: Lessor is the "Insuring Party" unless otherwise stated herein. (See also Paragraph 8)

1.9 Real Estate Brokers: (See also Paragraph 15)

(a) Representation: The following real estate brokers (the "Brokers") and brokerage relationships exist in this transaction: (check applicable boxes)

[ ] n/a _represents Lessor exclusively ("Lessor's Broker(s)");

[ ] represents Lessee exclusively ("Lessee's Broker(s)"); or [ ] represents both Lessor and Lessee ("Dual Agency").

(b) Payment to Brokers: Upon execution and delivery of this Lease by both Parties, Lessor shall pay to the Broker the fee agreed to in their separate written agreement (or if there is no such agreement, the sum of __________ or __________% of the total Base Rent) for the brokerage services rendered by the Brokers.

1.10 Guarantor. The obligations of the Lessee under this Lease are to be guaranteed by n/a ("Guarantor(s)"). (See also Paragraph 37)

1.11 Attachments. Attached hereto are the following, all of which constitute a part of this Lease:

[ ] an Addendum consisting of Paragraphs _________ through _________:

[ ] a plot plan depicting the Premises;

[ ] a current set of the Rules and Regulations; [ ] a Work Letter;

[ ] other (specify): _________________________________________

2. Premises.

2.1 Letting. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease. Unless otherwise provided herein, any statement of size set forth in this Lease, or that may have been used in calculating Rent, is an approximation which the Parties agree is reasonable and any payments based thereon are not subject to revision whether or not the actual size is more or less. Note: Lessee is advised to verify the actual size prior to executing this Lease.

2.2 Condition. Lessor shall deliver the Premises to Lessee broom clean and free of debris on the Commencement Date or the Early Possession Date, whichever first occurs ("Start Date"), and, so long as the required service contracts described in Paragraph 7.1(b) below are obtained by Lessee and in effect within thirty days following the Start Date, warrants that the existing electrical, plumbing, fire sprinkler, lighting, heating, ventilating and air conditioning systems ("HVAC"), loading doors, sump pumps, if any, and all other such elements in the Premises, other than those constructed by Lessee, shall be in good operating condition on said date and that the structural elements of the roof, bearing walls and foundation of any buildings on the Premises (the "Building") shall be free of material defects. If a non-compliance with said warranty exists as of the Start Date, or if one of such systems or elements should malfunction or fail within the appropriate warranty period, Lessor shall, as Lessor's sole obligation with respect to such matter, except as otherwise provided in this Lease, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, malfunction or failure, rectify same at Lessors expense. The warranty periods shall be as follows: (i) 6 months as to the HVAC systems, and (ii) 30 days as to the remaining systems and other elements of the Building. If Lessee does not give Lessor the required notice within the appropriate warranty period, correction of any such non-compliance, malfunction or failure shall be the obligation of Lessee at Lessee's sole cost and expense.

2.3 Compliance. Lessor warrants that the improvements on the Premises comply with the building codes, applicable laws, covenants or restrictions of record, regulations, and ordinances ("Applicable Requirements") that were in effect at the time that each improvement, or portion thereof, was constructed. Said warranty does not apply to the use to which Lessee will put the Premises, modifications which may be required by the Americans with Disabilities Act or any similar laws as a result of Lessee's use (see Paragraph 50), or to any Alterations or Utility Installations (as defined in Paragraph 7.3(a)) made or to be made by Lessee. NOTE: Lessee is responsible for determining whether or not the Applicable Requirements, and especially the zoning, are appropriate for Lessee's intended use, and acknowledges that past uses of the Premises may no longer be allowed. If the Premises do not comply with said warranty, Lessor shall, except as otherwise provided, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, rectify the same at Lessor's expense. If Lessee does not give Lessor written notice of a non-compliance with this warranty within 6 months following the Start Date, correction of that non-compliance shall be the obligation of Lessee at Lessee's sole cost and expense. If the Applicable Requirements are hereafter changed so as to require during the term of this Lease the construction of an addition to or an alteration of the Premises and/or Building, the remediation of any Hazardous Substance, or the reinforcement or other physical modification of the Unit, Premises and/or Building ("Capital Expenditure"), Lessor and Lessee shall allocate the cost of such work as follows:

(a) Subject to Paragraph 2.3(c) below, if such Capital Expenditures are required as a result of the specific and unique use of the Premises by Lessee as compared with uses by tenants in general, Lessee shall be fully responsible for the cost thereof, provided, however that if such Capital Expenditure is required during the last 2 years of this Lease and the cost thereof exceeds 6 months' Base Rent, Lessee may instead terminate this Lease unless Lessor notifies Lessee, in writing, within 10 days after receipt of Lessee's termination notice that Lessor has elected to pay the difference between the actual cost thereof and an amount equal to 6 months' Base Rent. If Lessee elects termination, Lessee shall immediately cease the use of the Premises which requires such Capital Expenditure and deliver to Lessor written notice specifying a termination date at least 90 days thereafter. Such termination date shall, however, in no event be earlier than the last day that Lessee could legally utilize the Premises without commencing such Capital Expenditure.

(b) If such Capital Expenditure is not the result of the specific and unique use of the Premises by Lessee (such as, governmentally mandated seismic modifications), then Lessor and Lessee shall allocate the obligation to pay for such costs pursuant to the provisions of Paragraph 7.1(d); provided, however, that if such Capital Expenditure is required during the last 2 years of this Lease or if Lessor reasonably determines that it is not economically feasible to pay its share thereof, Lessor shall have the option to terminate this Lease upon 90 days prior written notice to Lessee unless Lessee notifies Lessor, in writing, within 10 days after receipt of Lessor's termination notice that Lessee will pay for such Capital Expenditure. If Lessor does not elect to terminate, and fails to tender its share of any such Capital Expenditure, Lessee may advance such funds and deduct same, with Interest, from Rent until Lessor's share of such costs have been fully paid. If Lessee is unable to finance Lessor's share, or if the balance of the Rent due and payable for the remainder of this Lease is not sufficient to fully reimburse Lessee on an offset basis, Lessee shall have the right to terminate this Lease upon 30 days written notice to Lessor.

(c) Notwithstanding the above, the provisions concerning Capital Expenditures are intended to apply only to non-voluntary, unexpected, and new Applicable Requirements. If the Capital Expenditures are instead triggered by Lessee as a result of an actual or proposed change in use, change in intensity of use, or modification to the Premises then, and in that event, Lessee shall either: (i) immediately cease such changed use or intensity of use and/or take such other steps as may be necessary to eliminate the requirement for such Capital Expenditure, or (ii) complete such Capital Expenditure at its own expense. Lessee shall not, however, have any right to terminate this Lease.

2.4 Acknowledgements. Lessee acknowledges that: (a) it has been advised by Lessor and/or Brokers to satisfy itself with respect to the condition of the Premises (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements and the Americans with Disabilities Act), and their suitability for Lessee's intended use, (b) Lessee has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its occupancy of the Premises, and (c) neither Lessor, Lessor's agents, nor Brokers have made any oral or written representations or warranties with respect to said matters other than as set forth in this Lease. In addition, Lessor acknowledges that: (i) Brokers have made no representations, promises or warranties concerning Lessee's ability to honor the Lease or suitability to occupy the Premises, and (ii) it is Lessor's sole responsibility to investigate the financial capability and/or suitability of all proposed tenants.

2.5 Lessee as Prior Owner/Occupant. The warranties made by Lessor in Paragraph 2 shall be of no force or effect if immediately prior to the Start Date Lessee was the owner or occupant of the Premises. In such event, Lessee shall be responsible for any necessary corrective work.

3. Term.

3.1 Term. The Commencement Date, Expiration Date and Original Term of this Lease are as specified in Paragraph 1.3.

3.2 Early Possession. If Lessee totally or partially occupies the Premises prior to the Commencement Date, the obligation to pay Base Rent shall be abated for the period of such early possession. All other terms of this Lease (including but not limited to the obligations to pay Real Property Taxes and insurance premiums and to maintain the Premises) shall, however, be in effect during such period. Any such early possession shall not affect the Expiration Date.

3.3 Delay In Possession. Lessor agrees to use its best commercially reasonable efforts to deliver possession of the Premises to Lessee by the Commencement Date. If, despite said efforts, Lessor is unable to deliver possession by such date, Lessor shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease. Lessee shall not, however, be obligated to pay Rent or perform its other obligations until Lessor delivers possession of the Premises and any period of rent abatement that Lessee would otherwise have enjoyed shall run from the date of delivery of possession and continue for a period equal to what Lessee would otherwise have enjoyed under the terms hereof, but minus any days of delay caused by the acts or omissions of Lessee. If possession is not delivered within 60 days after the Commencement Date, Lessee may, at its option, by notice in writing within 10 days after the end of such 60 day period, cancel this Lease, in which event the Parties shall be discharged from all obligations hereunder. If such written notice is not received by Lessor within said 10 day period, Lessee's right to cancel shall terminate. If possession of the Premises is not delivered within 120 days after the Commencement Date, this Lease shall terminate unless other agreements are reached between Lessor and Lessee, in writing.

3.4 Lessee Compliance. Lessor shall not be required to deliver possession of the Premises to Lessee until Lessee complies with its obligation to provide evidence of insurance (Paragraph 8.5). Pending delivery of such evidence, Lessee shall be required to perform all of its obligations under this Lease from and after the Start Date, including the payment of Rent, notwithstanding Lessor's election to withhold possession pending receipt of such evidence of insurance. Further, if Lessee is required to perform any other conditions prior to or concurrent with the Start Date, the Start Date shall occur but Lessor may elect to withhold possession until such conditions are satisfied.

4. Rent.

4.1 Rent Defined. Al monetary obligations of Lessee to Lessor under the terms of this Lease (except for the Security Deposit) are deemed to be rent ("Rent").

4.2 Payment. Lessee shall cause payment of Rent to be received by Lessor in lawful money of the United States on or before the day on which it is due, without offset or deduction (except as specifically permitted in this Lease). Rent for any period during the term hereof which is for less than one full calendar month shall be prorated based upon the actual number of days of said month. Payment of Rent shall be made to Lessor at its address stated herein or to such other persons or place as Lessor may from time to time designate in writing. Acceptance of a payment which is less than the amount then due shall not be a waiver of Lessor's rights to the balance of such Rent, regardless of Lessor's endorsement of any check so stating. In the event that any check, draft, or other instrument of payment given by Lessee to Lessor is dishonored for any reason, Lessee agrees to pay to Lessor the sum of $25 in addition to any Late Charge and Lessor, at its option, may require all future payments to be made by Lessee to be by cashier's check. Payments will be applied first to accrued late charges and attorneys fees, second to accrued interest, then to Base Rent and Operating Expense Increase, and any remaining amount to any other outstanding charges or costs.

5. Security Deposit. Lessee shall deposit with Lessor upon execution hereof the Security Deposit as security for Lessee's faithful performance of its obligations under this Lease. If Lessee fails to pay Rent, or otherwise Defaults under this Lease, Lessor may use, apply or retain all or any portion of said Security Deposit for the payment of any amount due Lessor or to reimburse or compensate Lessor for any liability, expense, loss or damage which Lessor may suffer or incur by reason thereof. If Lessor uses or applies all or any portion of the Security Deposit, Lessee shall within 10 days after written request therefor deposit monies with Lessor sufficient to restore said Security Deposit to the full amount required by this Lease. If the Base Rent increases during the term of this Lease, Lessee shall, upon written request from Lessor, deposit additional moneys with Lessor so that the total amount of the Security Deposit shall at all times bear the same proportion to the increased Base Rent as the initial Security Deposit bore to the initial Base Rent. Should the Agreed Use be amended to accommodate a material change in the business of Lessee or to accommodate a sublessee or assignee, Lessor shall have the right to increase the Security Deposit to the extent necessary, in Lessor's reasonable judgment, to account for any increased wear and tear that the Premises may suffer as a result thereof. If a change in control of Lessee occurs during this Lease and following such change the financial condition of Lessee is, in Lessor's reasonable judgment, significantly reduced, Lessee shall deposit such additional monies with Lessor as shall be sufficient to cause the Security Deposit to be at a commercially reasonable level based on such change in financial condition. Lessor shall not be required to keep the Security Deposit separate from its general accounts. Within 14 days after the expiration or termination of this Lease, if Lessor elects to apply the Security Deposit only to unpaid Rent, and otherwise within 30 days after the Premises have been vacated pursuant to Paragraph7.4(c) below, Lessor shall return that portion of the Security Deposit not used or applied by Lessor. No part of the Security Deposit shall be considered to be held in trust, to bear interest or to be prepayment for any monies to be paid by Lessee under this Lease.

6. Use.

6.1 Use. Lessee shall use and occupy the Premises only for the Agreed Use, or any other legal use which is reasonably comparable thereto, and for no other purpose. Lessee shall not use or permit the use of the Premises in a manner that is unlawful, creates damage, waste or a nuisance, or that disturbs occupants of or causes damage to neighboring premises or properties. Lessor shall not unreasonably withhold or delay its consent to any written request for a modification of the Agreed Use, so long as the same will not impair the structural integrity of the improvements on the Premises or the mechanical or electrical systems therein, and/or is not significantly more burdensome to the Premises. If Lessor elects to withhold consent, Lessor shall within 7 days after such request give written notification of same, which notice shall include an explanation of Lessor's objections to the change in the Agreed Use.

6.2 Hazardous Substances.

(a) Reportable Uses Require Consent. The term "Hazardous Substance" as used in this Lease shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for potential liability of Lessor to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof. Lessee shall not engage in any activity in or on the Premises which constitutes a Reportable Use of Hazardous Substances without the express prior written consent of Lessor and timely compliance (at Lessee's expense) with all Applicable Requirements. "Reportable Use" shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises of a Hazardous Substance with respect to which any Applicable Requirements requires that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Lessee may use any ordinary and customary materials reasonably required to be used in the normal course of the Agreed Use, ordinary office supplies (copier toner, liquid paper, glue, etc.) and common household cleaning materials, so long as such use is in compliance with all Applicable Requirements, is not a Reportable Use, and does not expose the Premises or neighboring property to any meaningful risk of contamination or damage or expose Lessor to any liability therefor. In addition, Lessor may condition its consent to any Reportable Use upon receiving such additional assurances as Lessor reasonably deems necessary to protect itself, the public, the Premises and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of protective modifications (such as concrete encasements) and/or increasing the Security Deposit.

(b) Duty to Inform Lessor. If Lessee knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises, other than as previously consented to by Lessor, Lessee shall immediately give written notice of such fact to Lessor, and provide Lessor with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance.

(c) Lessee Remediation. Lessee shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Lessee's expense, comply with all Applicable Requirements and take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the Premises or neighboring properties, that was caused or materially contributed to by Lessee, or pertaining to or involving any Hazardous Substance brought onto the Premises during the term of this Lease, by or for Lessee, or any third party.

(d) Lessee Indemnification. Lessee shall indemnify, defend and hold Lessor, its agents, employees, lenders and ground lessor, if any, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties, and attorneys' and consultants' fees arising out of or involving any Hazardous Substance brought onto the Premises by or for Lessee, or any third party (provided, however, that Lessee shall have no liability under this Lease with respect to underground migration of any Hazardous Substance under the Premises from adjacent properties not caused or contributed to by Lessee). Lessee's obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Lessee, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. No termination, cancellation or release agreement entered into by Lessor and Lessee shall release Lessee from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Lessor in writing at the time of such agreement.

(e) Lessor Indemnification. Lessor and its successors and assigns shall indemnify, defend, reimburse and hold Lessee, its employees and lenders, harmless from and against any and all environmental damages, including the cost of remediation, which result from Hazardous Substances which existed on the Premises prior to Lessee's occupancy or which are caused by the gross negligence or willful misconduct of Lessor, its agents or employees. Lessor's obligations, as and when required by the Applicable Requirements, shall include, but not be limited to, the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease.

(f) Investigations and Remediations. Lessor shall retain the responsibility and pay for any investigations or remediation measures required by governmental entities having jurisdiction with respect to the existence of Hazardous Substances on the Premises prior to Lessee's occupancy, unless such remediation measure is required as a result of Lessee's use (including 'Alterations', as defined in paragraph 7.3(a) below) of the Premises, in which event Lessee shall be responsible for such payment. Lessee shall cooperate fully in any such activities at the request of Lessor, including allowing Lessor and Lessor's agents to have reasonable access to the Premises at reasonable times in order to carry out Lessor's investigative and remedial responsibilities.

(g) Lessor Termination Option. If a Hazardous Substance Condition (see Paragraph 9.1(e)) occurs during the term of this Lease, unless Lessee is legally responsible therefor (in which case Lessee shall make the investigation and remediation thereof required by the Applicable Requirements and this Lease shall continue in full force and effect, but subject to Lessor's rights under Paragraph 6.2(d) and Paragraph 13), Lessor may, at Lessor's option, either (i) investigate and remediate such Hazardous Substance Condition, if required, as soon as reasonably possible at Lessor's expense, in which event this Lease shall continue in full force and effect, or (ii) if the estimated cost to remediate such condition exceeds 12 times the then monthly Base Rent or $100,000, whichever is greater, give written notice to Lessee, within 30 days after receipt by Lessor of knowledge of the occurrence of such Hazardous Substance Condition, of Lessor's desire to terminate this Lease as of the date 60 days following the date of such notice. In the event Lessor elects to give a termination notice, Lessee may, within 10 days thereafter, give written notice to Lessor of Lessee's commitment to pay the amount by which the cost of the remediation of such Hazardous Substance Condition exceeds an amount equal to 12 times the then monthly Base Rent or $100,000, whichever is greater. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within 30 days following such commitment. In such event, this Lease shall continue in full force and effect, and Lessor shall proceed to make such remediation as soon as reasonably possible after the required funds are available. If Lessee does not give such notice and provide the required funds or assurance thereof within the time provided, this Lease shall terminate as of the date specified in Lessor's notice of termination.

6.3 Lessee's Compliance with Applicable Requirements. Except as otherwise provided in this Lease, Lessee shall, at Lessee's sole expense, fully, diligently and in a timely manner, materially comply with all Applicable Requirements, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Lessor's engineers and/or consultants which relate in any manner to the such Requirements, without regard to whether such Requirements are now in effect or become effective after the Start Date. Lessee shall, within 10 days after receipt of Lessor's written request, provide Lessor with copies of all permits and other documents, and other information evidencing Lessee's compliance with any Applicable Requirements specified by Lessor, and shall immediately upon receipt, notify Lessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Lessee or the Premises to comply with any Applicable Requirements.

6.4 Inspection; Compliance. Lessor and Lessor's "Lender" (as defined in Paragraph 30) and consultants shall have the right to enter into Premises at any time, in the case of an emergency, and otherwise at reasonable times after reasonable notice, for the purpose of inspecting the condition of the Premises and for verifying compliance by Lessee with this Lease. The cost of any such inspections shall be paid by Lessor, unless a violation of Applicable Requirements, or a Hazardous Substance Condition (see paragraph 9.1) is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority. In such case, Lessee shall upon request reimburse Lessor for the cost of such inspection, so long as such inspection is reasonably related to the violation or contamination. In addition, Lessee shall provide copies of all relevant material safety data sheets (MSDS) to Lessor within 10 days of the receipt of a written request therefor.

7. Maintenance; Repairs, Utility Installations; Trade Fixtures and Alterations.

7.1 Lessee's Obligations.

(a) In General. Subject to the provisions of Paragraph 2.2 (Condition), 2.3 (Compliance), 6.3 (Lessee's Compliance with Applicable Requirements), 7.2 (Lessor's Obligations), 9 (Damage or Destruction), and 14 (Condemnation), Lessee shall, at Lessee's sole expense, keep the Premises, Utility Installations (intended for Lessee's exclusive use, no matter where located), and Alterations in good order, condition and repair (whether or not the portion of the Premises requiring repairs, or the means of repairing the same, are reasonably or readily accessible to Lessee, and whether or not the need for such repairs occurs as a result of Lessee's use, any prior use, the elements or the age of such portion of the Premises), including, but not limited to, all equipment or facilities, such as plumbing, HVAC equipment, electrical, lighting facilities, boilers, pressure vessels, fire protection system, fixtures, walls (interior and exterior), foundations, ceilings, roofs, roof drainage systems, floors, windows, doors, plate glass, skylights, landscaping, driveways, parking lots, fences, retaining walls, signs, sidewalks and parkways located in, on, or adjacent to the Premises. Lessee, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices, specifically including the procurement and maintenance of the service contracts required by Paragraph 7.1(b) below. Lessee's obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair. Lessee shall, during the term of this Lease, keep the exterior appearance of the Building in a first-class condition (including, e.g. graffiti removal) consistent with the exterior appearance of other similar facilities of comparable age and size in the vicinity, including, when necessary, the exterior repainting of the Building.

(b) Service Contracts. Lessee shall, at Lessee's sole expense, procure and maintain contracts, with copies to Lessor, in customary form and substance for, and with contractors specializing and experienced in the maintenance of the following equipment and improvements, if any, if and when installed on the Premises: (i) HVAC equipment, (ii) boiler, and pressure vessels, (iii) fire extinguishing systems, including fire alarm and/or smoke detection, (iv) landscaping and irrigation systems, (v) roof covering and drains, (vi) clarifiers (vii) basic utility feed to the perimeter of the Building, and (viii) any other equipment, if reasonably required by Lessor. However, Lessor reserves the right, upon notice to Lessee, to procure and maintain any or all of such service contracts, and if Lessor so elects, Lessee shall reimburse Lessor, upon demand, for the cost thereof.

(c) Failure to Perform. If Lessee fails to perform Lessee's obligations under this Paragraph 7.1, Lessor may enter upon the Premises after 10 days' prior written notice to Lessee (except in the case of an emergency, in which case no notice shall be required), perform such obligations on Lessee's behalf, and put the Premises in good order, condition and repair, and Lessee shall promptly pay to Lessor a sum equal to 115% of the cost thereof.

(d) Replacement. Subject to Lessee's indemnification of Lessor as set forth in Paragraph 8.7 below, and without relieving Lessee of liability resulting from Lessee's failure to exercise and perform good maintenance practices, if an item described in Paragraph 7.1(b) cannot be repaired other than at a cost which is in excess of 50% of the cost of replacing such item, then such item shall be replaced by Lessor, and the cost thereof shall be prorated between the Parties and Lessee shall only be obligated to pay, each month during the remainder of the term of this Lease, on the date on which Base Rent is due, an amount equal to the product of multiplying the cost of such replacement by a fraction, the numerator of which is one, and the denominator of which is 144 (ie. 1/144th of the cost per month). Lessee shall pay interest on the unamortized balance at a rate that is commercially reasonable in the judgment of Lessor's accountants. Lessee may, however, prepay its obligation at anytime.

7.2 Lessor's Obligations. Subject to the provisions of Paragraphs 2.2 (Condition), 2.3 (Compliance), 9 (Damage or Destruction) and 14 (Condemnation), it is intended by the Parties hereto that Lessor have no obligation, in any manner whatsoever, to repair and maintain the Premises, or the equipment therein, all of which obligations are intended to be that of the Lessee. It is the intention of the Parties that the terms of this Lease govern the respective obligations of the Parties as to maintenance and repair of the Premises, and they expressly waive the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease.

7.3 Utility Installations; Trade Fixtures; Alterations.

(a) Definitions. The term 'Utility Installations' refers to all floor and window coverings, air and/or vacuum lines, power panels, electrical distribution, security and fire protection systems, communication cabling, lighting fixtures, HVAC equipment, plumbing, and fencing in or on the Premises. The term "Trade Fixtures" shall mean Lessee's machinery and equipment that can be removed without doing material damage to the Premises. The term "Alterations" shall mean any modification of the improvements, other than Utility Installations or Trade Fixtures, whether by addition or deletion. 'Lessee Owned Alterations and/or Utility Installations' are defined as Alterations and/or Utility Installations made by Lessee that are not yet owned by Lessor pursuant to Paragraph 7.4(a).

(b) Consent. Lessee shall not make any Alterations or Utility Installations to the Premises without Lessor's prior written consent. Lessee may, however, make non-structural Utility Installations to the interior of the Premises (excluding the roof) without such consent but upon notice to Lessor, as long as they are not visible from the outside, do not involve puncturing, relocating or removing the roof or any existing walls, will not affect the electrical, plumbing, HVAC, and/or life safety systems, and the cumulative cost thereof during this Lease as extended does not exceed a sum equal to 3 month's Base Rent in the aggregate or a sum equal to one month's Base Rent in any one year. Notwithstanding the foregoing, Lessee shall not make or permit any roof penetrations and/or install anything on the roof without the prior written approval of Lessor. Lessor may, as a precondition to granting such approval, require Lessee to utilize a contractor chosen and/or approved by Lessor. Any Alterations or Utility Installations that Lessee shall desire to make and which require the consent of the Lessor shall be presented to Lessor in written form with detailed plans. Consent shall be deemed conditioned upon Lessee's: (i) acquiring all applicable governmental permits, (ii) furnishing Lessor with copies of both the permits and the plans and specifications prior to commencement of the work, and (iii) compliance with all conditions of said permits and other Applicable Requirements in a prompt and expeditious manner. Any Alterations or Utility Installations shall be performed in a workmanlike manner with good and sufficient materials. Lessee shall promptly upon completion furnish Lessor with as-built plans and specifications. For work which costs an amount in excess of one month's Base Rent, Lessor may condition its consent upon Lessee providing a lien and completion bond in an amount equal to 150% of the estimated cost of such Alteration or Utility Installation and/or upon Lessee's posting an additional Security Deposit with Lessor.

(c) Liens; Bonds. Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use on the Premises, which claims are or may be secured by any mechanic's or materialmen's lien against the Premises or any interest therein. Lessee shall give Lessor not less than 10 days notice prior to the commencement of any work in, on or about the Premises, and Lessor shall have the right to post notices of non- responsibility. If Lessee shall contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense defend and protect itself, Lessor and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Lessor shall require, Lessee shall furnish a surety bond in an amount equal to 150% of the amount of such contested lien, claim or demand, indemnifying Lessor against liability for the same. If Lessor elects to participate in any such action, Lessee shall pay Lessor's attorneys' fees and costs.

7.4 Ownership; Removal; Surrender; and Restoration.

(a) Ownership. Subject to Lessor's right to require removal or elect ownership as hereinafter provided, all Alterations and Utility Installations made by Lessee shall be the property of Lessee, but considered a part of the Premises. Lessor may, at any time, elect in writing to be the owner of all or any specified part of the Lessee Owned Alterations and Utility Installations. Unless otherwise instructed per paragraph 7.4(b) hereof, all Lessee Owned Alterations and Utility Installations shall, at the expiration or termination of this Lease, become the property of Lessor and be surrendered by Lessee with the Premises.

(b) Removal. By delivery to Lessee of written notice from Lessor not earlier than 90 and not later than 30 days prior to the end of the term of this Lease, Lessor may require that any or all Lessee Owned Alterations or Utility Installations be removed by the expiration or termination of this Lease. Lessor may require the removal at any time of all or any part of any Lessee Owned Alterations or Utility Installations made without the required consent.

(c) Surrender; Restoration. Lessee shall surrender the Premises by the Expiration Date or any earlier termination date, with all of the improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear excepted. 'Ordinary wear and tear' shall not include any damage or deterioration that would have been prevented by good maintenance practice. Notwithstanding the foregoing, if this Lease is for 12 months or less, then Lessee shall surrender the Premises in the same condition as delivered to Lessee on the Start Date with NO allowance for ordinary wear and tear. Lessee shall repair any damage occasioned by the installation, maintenance or removal of Trade Fixtures, Lessee owned Alterations and/or Utility Installations, furnishings, and equipment as well as the removal of any storage tank installed by or for Lessee. Lessee shall completely remove from the Premises any and all Hazardous Substances brought onto the Premises by or for Lessee, or any third party (except Hazardous Substances which were deposited via underground migration from areas outside of the Premises, or if applicable, the Project) even if such removal would require Lessee to perform or pay for work that exceeds statutory requirements. Trade Fixtures shall remain the property of Lessee and shall be removed by Lessee. Any personal property of Lessee not removed on or before the Expiration Date or any earlier termination date shall be deemed to have been abandoned by Lessee and may be disposed of or retained by Lessor as Lessor may desire. The failure by Lessee to timely vacate the Premises pursuant to this Paragraph 7.4(c) without the express written consent of Lessor shall constitute a holdover under the provisions of Paragraph 26 below.

8. Insurance; Indemnity.

8.1 Payment For Insurance. Lessee shall pay for all insurance required under Paragraph 8 except to the extent of the cost attributable to liability insurance carried by Lessor under Paragraph 8.2(b) in excess of $2,000,000 per occurrence. Premiums for policy periods commencing prior to or extending beyond the Lease term shall be prorated to correspond to the Lease term. Payment shall be made by Lessee to Lessor within 10 days following receipt of an invoice.

8.2 Liability Insurance.

(a) Carried by Lessee. Lessee shall obtain and keep in force a Commercial General Liability policy of insurance protecting Lessee and Lessor as an additional insured against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence with an annual aggregate of not less than $2,000,000, an 'Additional Insured-Managers or Lessors of Premises Endorsement' and contain the 'Amendment of the Pollution Exclusion Endorsement' for damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an 'insured contract' for the performance of Lessee's indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Lessee nor relieve Lessee of any obligation hereunder. All insurance carried by Lessee shall be primary to and not contributory with any similar insurance carried by Lessor, whose insurance shall be considered excess insurance only.

(b) Carried by Lessor. Lessor shall maintain liability insurance as described in Paragraph 8.2(a), in addition to, and not in lieu of, the insurance required to be maintained by Lessee. Lessee shall not be named as an additional insured therein.

8.3 Property Insurance - Building, Improvements and Rental Value.

(a) Building and Improvements. The Insuring Party shall obtain and keep in force a policy or policies in the name of Lessor, with loss payable to Lessor, any ground-lessor, and to any Lender insuring loss or damage to the Premises. The amount of such insurance shall be equal to the full replacement cost of the Premises, as the same shall exist from time to time, or the amount required by any Lender, but in no event more than the commercially reasonable and available insurable value thereof. If Lessor is the Insuring Party, however, Lessee Owned Alterations and Utility Installations, Trade Fixtures, and Lessee's personal property shall be insured by Lessee under Paragraph 8.4 rather than by Lessor. If the coverage is available and commercially appropriate, such policy or policies shall insure against all risks of direct physical loss or damage (except the perils of flood and/or earthquake unless required by a Lender), including coverage for debris removal and the enforcement of any Applicable Requirements requiring the upgrading, demolition, reconstruction or replacement of any portion of the Premises as the result of a covered loss. Said policy or policies shall also contain an agreed valuation provision in lieu of any coinsurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S. Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises are located. If such insurance coverage has a deductible clause, the deductible amount shall not exceed $1,000 per occurrence, and Lessee shall be liable for such deductible amount in the event of an Insured Loss.

(b) Rental Value. The Insuring Party shall obtain and keep in force a policy or policies in the name of Lessor with loss payable to Lessor and any Lender, insuring the loss of the full Rent for one year with an extended period of indemnity for an additional 180 days ('Rental Value insurance'). Said insurance shall contain an agreed valuation provision in lieu of any coinsurance clause, and the amount of coverage shall be adjusted annually to reflect the projected Rent otherwise payable by Lessee, for the next 12 month period. Lessee shall be liable for any deductible amount in the event of such loss.

(c) Adjacent Premises. If the Premises are part of a larger building, or of a group of buildings owned by Lessor which are adjacent to the Premises, the Lessee shall pay for any increase in the premiums for the property insurance of such building or buildings if said increase is caused by Lessee's acts, omissions, use or occupancy of the Premises.

8.4 Lessee's Property; Business Interruption Insurance.

(a) Property Damage. Lessee shall obtain and maintain insurance coverage on all of Lessee's personal property, Trade Fixtures, and Lessee Owned Alterations and Utility Installations. Such insurance shall be full replacement cost coverage with a deductible of not to exceed $1,000 per occurrence. The proceeds from any such insurance shall be used by Lessee for the replacement of personal property, Trade Fixtures and Lessee Owned Alterations and Utility Installations. Lessee shall provide Lessor with written evidence that such insurance is in force.

(b) Business Interruption. Lessee shall obtain and maintain loss of income and extra expense insurance in amounts as will reimburse Lessee for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent lessees in the business of Lessee or attributable to prevention of access to the Premises as a result of such perils.

(c) No Representation of Adequate Coverage. Lessor makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Lessee's property, business operations or obligations under this Lease.

8.5 Insurance Policies. Insurance required herein shall be by companies duly licensed or admitted to transact business in the state where the Premises are located, and maintaining during the policy term a 'General Policyholders Rating' of at least B+, V, as set forth in the most current issue of 'Best's Insurance Guide', or such other rating as may be required by a Lender. Lessee shall not do or permit to be done anything which invalidates the required insurance policies. Lessee shall, prior to the Start Date, deliver to Lessor certified copies of policies of such insurance or certificates evidencing the existence and amounts of the required insurance. No such policy shall be cancelable or subject to modification except after 30 days prior written notice to Lessor. Lessee shall, at least 30 days prior to the expiration of such policies, furnish Lessor with evidence of renewals or 'insurance binders' evidencing renewal thereof, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee to Lessor upon demand. Such policies shall be for a term of at least one year, or the length of the remaining term of this Lease, whichever is less. If either Party shall fail to procure and maintain the insurance required to be carried by it, the other Party may, but shall not be required to, procure and maintain the same.

8.6 Waiver of Subrogation. Without affecting any other rights or remedies, Lessee and Lessor each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The Parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Lessor or Lessee, as the case may be, so long as the insurance is not invalidated thereby.

8.7 Indemnity. Except for Lessor's gross negligence or willful misconduct, Lessee shall indemnify, protect, defend and hold harmless the Premises, Lessor and its agents, Lessor's master or ground lessor, partners and Lenders, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys' and consultants' fees, expenses and/or liabilities arising out of, involving, or in connection with, the use and/or occupancy of the Premises by Lessee. If any action or proceeding is brought against Lessor by reason of any of the foregoing matters, Lessee shall upon notice defend the same at Lessee's expense by counsel reasonably satisfactory to Lessor and Lessor shall cooperate with Lessee in such defense. Lessor need not have first paid any such claim in order to be defended or indemnified.

8.8 Exemption of Lessor from Liability. Lessor shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee's employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the building of which the Premises are a part, or from other sources or places. Lessor shall not be liable for any damages arising from any act or neglect of any other tenant of Lessor nor from the failure of Lessor to enforce the provisions of any other lease in the Project. Notwithstanding Lessor's negligence or breach of this Lease, Lessor shall under no circumstances be liable for injury to Lessee's business or for any loss of income or profit therefrom.

8.9 Failure to Provide Insurance. Lessee acknowledges that any failure on its part to obtain or maintain the insurance required herein will expose Lessor to risks and potentially cause Lessor to incur costs not contemplated by this Lease, the extent of which will be extremely difficult to ascertain. Accordingly, for any month or portion thereof that Lessee does not maintain the required insurance and/or does not provide Lessor with the required binders or certificates evidencing the existence of the required insurance, the Base Rent shall be automatically increased, without any requirement for notice to Lessee, by an amount equal to 10% of the then existing Base Rent or $100, whichever is greater. The parties agree that such increase in Base Rent represents fair and reasonable compensation for the additional risk/ costs that Lessor will incur by reason of Lessee's failure to maintain the required insurance. Such increase in Base Rent shall in no event constitute a waiver of Lessee's Default or Breach with respect to the failure to maintain such insurance, prevent the exercise of any of the other rights and remedies granted hereunder, nor relieve Lessee of its obligation to maintain the insurance specified in this Lease.

9. Damage or Destruction.

9.1 Definitions.

(a) "Premises Partial Damage" shall mean damage or destruction to the improvements on the Premises, other than Lessee Owned Alterations and Utility Installations, which can reasonably be repaired in 6 months or less from the date of the damage or destruction. Lessor shall notify Lessee in writing within 30 days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

(b) "Premises Total Destruction" shall mean damage or destruction to the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which cannot reasonably be repaired in 6 months or less from the date of the damage or destruction. Lessor shall notify Lessee in writing within 30 days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

c) "Insured Loss" shall mean damage or destruction to improvements on the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which was caused by an event required to be covered by the insurance described in Paragraph 8.3(a), irrespective of any deductible amounts or coverage limits involved.

(d) "Replacement Cost" shall mean the cost to repair or rebuild the improvements owned by Lessor at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Applicable Requirements, and without deduction for depreciation.

(e) "Hazardous Substance Condition" shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance as defined in Paragraph 6.2(a), in, on, or under the Premises which requires repair, remediation, or restoration.

9.2 Partial Damage - Insured Loss. If a Premises Partial Damage that is an Insured Loss occurs, then Lessor shall, at Lessor's expense, repair such damage (but not Lessee's Trade Fixtures or Lessee Owned Alterations and Utility Installations) as soon as reasonably possible and this Lease shall continue in full force and effect; provided, however, that Lessee shall, at Lessor's election, make the repair of any damage or destruction the total cost to repair of which is $10,000 or less, and, in such event, Lessor shall make any applicable insurance proceeds available to Lessee on a reasonable basis for that purpose. Notwithstanding the foregoing, if the required insurance was not in force or the insurance proceeds are not sufficient to effect such repair, the Insuring Party shall promptly contribute the shortage in proceeds (except as to the deductible which is Lessee's responsibility) as and when required to complete said repairs. In the event, however, such shortage was due to the fact that, by reason of the unique nature of the improvements, full replacement cost insurance coverage was not commercially reasonable and available, Lessor shall have no obligation to pay for the shortage in insurance proceeds or to fully restore the unique aspects of the Premises unless Lessee provides Lessor with the funds to cover same, or adequate assurance thereof, within 10 days following receipt of written notice of such shortage and request therefor. If Lessor receives said funds or adequate assurance thereof within said 10 day period, the party responsible for making the repairs shall complete them as soon as reasonably possible and this Lease shall remain in full force and effect. If such funds or assurance are not received, Lessor may nevertheless elect by written notice to Lessee within 10 days thereafter to: (i) make such restoration and repair as is commercially reasonable with Lessor paying any shortage in proceeds, in which case this Lease shall remain in full force and effect, or (ii) have this Lease terminate 30 days thereafter. Lessee shall not be entitled to reimbursement of any funds contributed by Lessee to repair any such damage or destruction. Premises Partial Damage due to flood or earthquake shall be subject to Paragraph 9.3, notwithstanding that there may be some insurance coverage, but the net proceeds of any such insurance shall be made available for the repairs if made by either Party.

9.3 Partial Damage - Uninsured Loss. If a Premises Partial Damage that is not an Insured Loss occurs, unless caused by a negligent or willful act of Lessee (in which event Lessee shall make the repairs at Lessee's expense), Lessor may either: (i) repair such damage as soon as reasonably possible at Lessor's expense, in which event this Lease shall continue in full force and effect, or (ii) terminate this Lease by giving written notice to Lessee within 30 days after receipt by Lessor of knowledge of the occurrence of such damage. Such termination shall be effective 60 days following the date of such notice. In the event Lessor elects to terminate this Lease, Lessee shall have the right within 10 days after receipt of the termination notice to give written notice to Lessor of Lessee's commitment to pay for the repair of such damage without reimbursement from Lessor. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within 30 days after making such commitment. In such event this Lease shall continue in full force and effect, and Lessor shall proceed to make such repairs as soon as reasonably possible after the required funds are available. If Lessee does not make the required commitment, this Lease shall terminate as of the date specified in the termination notice.

9.4 Total Destruction. Notwithstanding any other provision hereof, if a Premises Total Destruction occurs, this Lease shall terminate 60 days following such Destruction. If the damage or destruction was caused by the gross negligence or willful misconduct of Lessee, Lessor shall have the right to recover Lessor's damages from Lessee, except as provided in Paragraph 8.6.

9.5 Damage Near End of Term. If at anytime during the last 6 months of this Lease there is damage for which the cost to repair exceeds one month's Base Rent, whether or not an Insured Loss, Lessor may terminate this Lease effective 60 days following the date of occurrence of such damage by giving a written termination notice to Lessee within 30 days after the date of occurrence of such damage. Notwithstanding the foregoing, if Lessee at that time has an exercisable option to extend this Lease or to purchase the Premises, then Lessee may preserve this Lease by, (a) exercising such option and (b) providing Lessor with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs on or before the earlier of (i) the date which is 10 days after Lessee's receipt of Lessor's written notice purporting to terminate this Lease, or (ii) the day prior to the date upon which such option expires. If Lessee duly exercises such option during such period and provides Lessor with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Lessor shall, at Lessor's commercially reasonable expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. If Lessee fails to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate on the date specified in the termination notice and Lessee's option shall be extinguished.

9.6 Abatement of Rent; Lessee's Remedies.

(a) Abatement. In the event of Premises Partial Damage or Premises Total Destruction or a Hazardous Substance Condition for which Lessee is not responsible under this Lease, the Rent payable by Lessee for the period required for the repair, remediation or restoration of such damage shall be abated in proportion to the degree to which Lessee's use of the Premises is impaired, but not to exceed the proceeds received from the Rental Value insurance. All other obligations of Lessee hereunder shall be performed by Lessee, and Lessor shall have no liability for any such damage, destruction, remediation, repair or restoration except as provided herein.

(b) Remedies. If Lessor shall be obligated to repair or restore the Premises and does not commence, in a substantial and meaningful way, such repair or restoration within 90 days after such obligation shall accrue, Lessee may, at any time prior to the commencement of such repair or restoration, give written notice to Lessor and to any Lenders of which Lessee has actual notice, of Lessee's election to terminate this Lease on a date not less than 60 days following the giving of such notice. If Lessee gives such notice and such repair or restoration is not commenced within 30 days thereafter, this Lease shall terminate as of the date specified in said notice. If the repair or restoration is commenced within such 30 days, this Lease shall continue in full force and effect. 'Commence' shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever first occurs.

9.7 Termination; Advance Payments. Upon termination of this Lease pursuant to Paragraph 6.2(g) or Paragraph 9, an equitable adjustment shall be made concerning advance Base Rent and any other advance payments made by Lessee to Lessor. Lessor shall, in addition, return to Lessee so much of Lessee's Security Deposit as has not been, or is not then required to be, used by Lessor.

9.8 Waive Statutes. Lessor and Lessee agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Premises with respect to the termination of this Lease and hereby waive the provisions of any present or future statute to the extent inconsistent herewith.

10. Real Property Taxes.

10.1 Definition. As used herein, the term "Real Property Taxes" shall include any form of assessment; real estate, general, special, ordinary or extraordinary, or rental levy or tax (other than inheritance, personal income or estate taxes); improvement bond; and/or license fee imposed upon or levied against any legal or equitable interest of Lessor in the Premises or the Project, Lessor's right to other income therefrom, and/or Lessor's business of leasing, by any authority having the direct or indirect power to tax and where the funds are generated with reference to the Building address and where the proceeds so generated are to be applied by the city, county or other local taxing authority of a jurisdiction within which the Premises are located. Real Property Taxes shall also include any tax, fee, levy, assessment or charge, or any increase therein: (i) imposed by reason of events occurring during the term of this Lease, including but not limited to, a change in the ownership of the Premises, and (ii) levied or assessed on machinery or equipment provided by Lessor to Lessee pursuant to this Lease.

10.2 Payment of Taxes. Lessee shall have no obligation to pay any portion of Real Property Tax assessed on or related to the Premises

10.3 Joint Assessment. If the Premises are not separately assessed, Lessee's liability shall be an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be conclusively determined by Lessor from the respective valuations assigned in the assessor's work sheets or such other information as may be reasonably available.

10.4 Personal Property Taxes. Lessee shall pay, prior to delinquency, all taxes assessed against and levied upon Lessee Owned Alterations, Utility Installations, Trade Fixtures, furnishings, equipment and all personal property of Lessee. When possible, Lessee shall cause its Lessee Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor. If any of Lessee's said property shall be assessed with Lessor's real property, Lessee shall pay Lessor the taxes attributable to Lessee's property within 10 days after receipt of a written statement setting forth the taxes applicable to Lessee's property.

11. Utilities and Services. Lessor shall pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. There shall be no abatement of rent and Lessor shall not be liable in any respect whatsoever for the inadequacy, stoppage, interruption or discontinuance of any utility or service due to riot, strike, labor dispute, breakdown, accident, repair or other cause beyond Lessor's reasonable control or in cooperation with governmental request or directions.

12. Assignment and Subletting.

12.1 Lessor's Consent Required.

(a) Lessee shall not voluntarily or by operation of law assign, transfer, mortgage or encumber (collectively, "assign or assignment") or sublet all or any part of Lessee's interest in this Lease or in the Premises without Lessor's prior written consent.

(b) Unless Lessee is a corporation and its stock is publicly traded on a national stock exchange, a change in the control of Lessee shall constitute an assignment requiring consent. The transfer, on a cumulative basis, of 25% or more of the voting control of Lessee shall constitute a change in control for this purpose.

(c) The involvement of Lessee or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, transfer, leveraged buy-out or otherwise), whether or not a formal assignment or hypothecation of this Lease or Lessee's assets occurs, which results or will result in a reduction of the Net Worth of Lessee by an amount greater than 25% of such Net Worth as it was represented at the time of the execution of this Lease or at the time of the most recent assignment to which Lessor has consented, or as it exists immediately prior to said transaction or transactions constituting such reduction, whichever was or is greater, shall be considered an assignment of this Lease to which Lessor may withhold its consent. "Net Worth of Lessee" shall mean the net worth of Lessee (excluding any guarantors) established under generally accepted accounting principles.

(d) An assignment or subletting without consent shall, at Lessor's option, be a Default curable after notice per Paragraph 13.1(c), or a noncurable Breach without the necessity of any notice and grace period. If Lessor elects to treat such unapproved assignment or subletting as a noncurable Breach, Lessor may either: (i) terminate this Lease, or (ii) upon 30 days written notice, increase the monthly Base Rent to 110% of the Base Rent then in effect. Further, in the event of such Breach and rental adjustment, (i) the purchase price of any option to purchase the Premises held by Lessee shall be subject to similar adjustment to 110% of the price previously in effect, and (ii) all fixed and non-fixed rental adjustments scheduled during the remainder of the Lease term shall be increased to 110% of the scheduled adjusted rent.

(e) Lessee's remedy for any breach of Paragraph 12.1 by Lessor shall be limited to compensatory damages and/or injunctive relief.

12.2 Terms and Conditions Applicable to Assignment and Subletting.

(a) Regardless of Lessor's consent, no assignment or subletting shall: (I) be effective without the express written assumption by such assignee or sublessee of the obligations of Lessee under this Lease, (ii) release Lessee of any obligations hereunder, or (iii) alter the primary liability of Lessee for the payment of Rent or for the performance of any other obligations to be performed by Lessee.

(b) Lessor may accept Rent or performance of Lessee's obligations from any person other than Lessee pending approval or disapproval of an assignment. Neither a delay in the approval or disapproval of such assignment nor the acceptance of Rent or performance shall constitute a waiver or estoppel of Lessor's right to exercise its remedies for Lessee's Default or Breach.

(c) Lessor's consent to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting.

(d) In the event of any Default or Breach by Lessee, Lessor may proceed directly against Lessee, any Guarantors or anyone else responsible for the performance of Lessee's obligations under this Lease, including any assignee or sublessee, without first exhausting Lessor's remedies against any other person or entity responsible therefor to Lessor, or any security held by Lessor.

(e) Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Lessor's determination as to the financial and operational responsibility and appropriateness of the proposed assignee or sublessee, including but not limited to the intended use and/or required modification of the Premises, if any, together with a fee of $500 as consideration for Lessor's considering and processing said request. Lessee agrees to provide Lessor with such other or additional information and/or documentation as may be reasonably requested. (See also Paragraph 36)

(f) Any assignee of, or sublessee under, this Lease shall, by reason of accepting such assignment or entering into such sublease, be deemed to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Lessee during the term of said assignment or sublease, other than such obligations as are contrary to or inconsistent with provisions of an assignment or sublease to which Lessor has specifically consented to in writing.

(g) Lessor's consent to any assignment or subletting shall not transfer to the assignee or sublessee any Option granted to the original Lessee by this Lease unless such transfer is specifically consented to by Lessor in writing. (See Paragraph 39.2)

12.3 Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting by Lessee of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(a) Lessee hereby assigns and transfers to Lessor all of Lessee's interest in all Rent payable on any sublease, and Lessor may collect such Rent and apply same toward Lessee's obligations under this Lease; provided, however, that until a Breach shall occur in the performance of Lessee's obligations, Lessee may collect said Rent. In the event that the amount collected by Lessor exceeds Lessee's obligations any such excess shall be refunded to Lessee. Lessor shall not, by reason of the foregoing or any assignment of such sublease, nor by reason of the collection of Rent, be deemed liable to the sublessee for any failure of Lessee to perform and comply with any of Lessee's obligations to such sublessee. Lessee hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Lessor stating that a Breach exists in the performance of Lessee's obligations under this Lease, to pay to Lessor all Rent due and to become due under the sublease. Sublessee shall rely upon any such notice from Lessor and shall pay all Rents to Lessor without any obligation or right to inquire as to whether such Breach exists, notwithstanding any claim from Lessee to the contrary.

(b) In the event of a Breach by Lessee, Lessor may, at its option, require sublessee to attorn to Lessor, in which event Lessor shall undertake the obligations of the sublessor under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Lessor shall not be liable for any prepaid rents or security deposit paid by such sublessee to such sublessor or for any prior Defaults or Breaches of such sublessor.

(c) Any matter requiring the consent of the sublessor under a sublease shall also require the consent of Lessor.

(d) No sublessee shall further assign or sublet all or any part of the Premises without Lessor's prior written consent.

(e) Lessor shall deliver a copy of any notice of Default or Breach by Lessee to the sublessee, who shall have the right to cure the Default of Lessee within the grace period, if any, specified in such notice. The sublessee shall have a right of reimbursement and offset from and against Lessee for any such Defaults cured by the sublessee.

13. Default; Breach; Remedies.

13.1 Default; Breach. A "Default" is defined as a failure by the Lessee to comply with or perform any of the terms, covenants, conditions or Rules and Regulations under this Lease. A "Breach" is defined as the occurrence of one or more of the following Defaults, and the failure of Lessee to cure such Default within any applicable grace period:

(a) The abandonment of the Premises; or the vacating of the Premises without providing a commercially reasonable level of security, or where the coverage of the property insurance described in Paragraph 8.3 is jeopardized as a result thereof, or without providing reasonable assurances to minimize potential vandalism.

(b) The failure of Lessee to make any payment of Rent or any Security Deposit required to be made by Lessee hereunder, whether to Lessor or to a third party, when due, to provide reasonable evidence of insurance or surety bond, or to fulfill any obligation under this Lease which endangers or threatens life or property, where such failure continues for a period of 3 business days following written notice to Lessee.

(c) The failure by Lessee to provide (i) reasonable written evidence of compliance with Applicable Requirements, (ii) the service contracts, (iii) the rescission of an unauthorized assignment or subletting, (iv) an Estoppel Certificate, (v) a requested subordination, (vi) evidence concerning any guaranty and/or Guarantor, (vii) any document requested under Paragraph 42, (viii) material safety data sheets (MSDS), or (ix) any other documentation or information which Lessor may reasonably require of Lessee under the terms of this Lease, where any such failure continues for a period of 10 days following written notice to Lessee.

(d) A Default by Lessee as to the terms, covenants, conditions or provisions of this Lease, or of the rules adopted under Paragraph 40 hereof, other than those described in subparagraphs 13.1(a), (b) or (c), above, where such Default continues for a period of 30 days after written notice; provided, however, that if the nature of Lessee's Default is such that more than 30 days are reasonably required for its cure, then it shall not be deemed to be a Breach if Lessee commences such cure within said 30 day period and thereafter diligently prosecutes such cure to completion.

(e) The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a "debtor" as defined in 11 U.S.C. §101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where possession is not restored to Lessee within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where such seizure is not discharged within 30 days; provided, however, in the event that any provision of this subparagraph (e) is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

(f) The discovery that any financial statement of Lessee or of any Guarantor given to Lessor was materially false.

(g) If the performance of Lessee's obligations under this Lease is guaranteed: (i) the death of a Guarantor, (ii) the termination of a Guarantor's liability with respect to this Lease other than in accordance with the terms of such guaranty, (iii) a Guarantor's becoming insolvent or the subject of a bankruptcy filing, (iv) a Guarantor's refusal to honor the guaranty, or (v) a Guarantor's breach of its guaranty obligation on an anticipatory basis, and Lessee's failure, within 60 days following written notice of any such event, to provide written alternative assurance or security, which, when coupled with the then existing resources of Lessee, equals or exceeds the combined financial resources of Lessee and the Guarantors that existed at the time of execution of this Lease.

13.2 Remedies. If Lessee fails to perform any of its affirmative duties or obligations, within 10 days after written notice (or in case of an emergency, without notice), Lessor may, at its option, perform such duty or obligation on Lessee's behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. Lessee shall pay to Lessor an amount equal to 115% of the costs and expenses incurred by Lessor in such performance upon receipt of an invoice therefor. In the event of a Breach, Lessor may, with or without further notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Breach:

(a) Terminate Lessee's right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession to Lessor. In such event Lessor shall be entitled to recover from Lessee: (i) the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Lessee proves could be reasonably avoided; and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys' fees, and that portion of any leasing commission paid by Lessor in connection with this Lease applicable to the unexpired term of this Lease. The worth at the time of award of the amount referred to in provision (iii) of the immediately preceding sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of the District within which the Premises are located at the time of award plus one percent. Efforts by Lessor to mitigate damages caused by Lessee's Breach of this Lease shall not waive Lessor's right to recover damages under Paragraph 12. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Lessor shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Lessor may reserve the right to recover all or any part thereof in a separate suit. If a notice and grace period required under Paragraph 13.1 was not previously given, a notice to pay rent or quit, or to perform or quit given to Lessee under the unlawful detainer statute shall also constitute the notice required by Paragraph 13.1. In such case, the applicable grace period required by Paragraph 13.1 and the unlawful detainer statute shall run concurrently, and the failure of Lessee to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Breach of this Lease entitling Lessor to the remedies provided for in this Lease and/or by said statute.

(b) Continue the Lease and Lessee's right to possession and recover the Rent as it becomes due, in which event Lessee may sublet or assign, subject only to reasonable limitations. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Lessor's interests, shall not constitute a termination of the Lessee's right to possession.

(c) Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Lessee's right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Lessee's occupancy of the Premises.

13.3 Inducement Recapture. Any agreement for free or abated rent or other charges, or for the giving or paying by Lessor to or for Lessee of any cash or other bonus, inducement or consideration for Lessee's entering into this Lease, all of which concessions are hereinafter referred to as "Inducement Provisions," shall be deemed conditioned upon Lessee's full and faithful performance of all of the terms, covenants and conditions of this Lease. Upon Breach of this Lease by Lessee, any such Inducement Provision shall automatically be deemed deleted from this Lease and of no further force or effect, and any rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Lessor under such an inducement Provision shall be immediately due and payable by Lessee to Lessor, notwithstanding any subsequent cure of said Breach by Lessee. The acceptance by Lessor of rent or the cure of the Breach which initiated the operation of this paragraph shall not be deemed a waiver by Lessor of the provisions of this paragraph unless specifically so stated in writing by Lessor at the time of such acceptance.

13.4 Late Charges. Lessee hereby acknowledges that late payment by Lessee of Rent will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by any Lender. Accordingly, if any Rent shall not be received by Lessor within 5 days after such amount shall be due, then, without any requirement for notice to Lessee, Lessee shall immediately pay to Lessor a one-time late charge equal to 10% of each such overdue amount or $100, whichever is greater. The Parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of such late payment. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee's Default or Breach with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for 3 consecutive installments of Base Rent, then notwithstanding any provision of this Lease to the contrary, Base Rent shall, at Lessor's option, become due and payable quarterly in advance.

13.5 Interest. Any monetary payment due Lessor hereunder, other than late charges, not received by Lessor, when due as to scheduled payments (such as Base Rent) or within 30 days following the date on which it was due for non-scheduled payment, shall bear interest from the date when due, as to scheduled payments, or the 31st day after it was due as to non-scheduled payments. The interest ("Interest") charged shall be computed at the rate of 10% per annum but shall not exceed the maximum rate allowed by law. Interest is payable in addition to the potential late charge provided for in Paragraph 13.4.

13.6 Breach by Lessor.

(a) Notice of Breach. Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time to perform an obligation required to be performed by Lessor. For purposes of this Paragraph, a reasonable time shall in no event be less than 30 days after receipt by Lessor, and any Lender whose name and address shall have been furnished Lessee in writing for such purpose, of written notice specifying wherein such obligation of Lessor has not been performed; provided, however, that if the nature of Lessor's obligation is such that more than 30 days are reasonably required for its performance, then Lessor shall not be in breach if performance is commenced within such 30 day period and thereafter diligently pursued to completion.

(b) Performance by Lessee on Behalf of Lessor. In the event that neither Lessor nor Lender cures said breach within 30 days after receipt of said notice, or if having commenced said cure they do not diligently pursue it to completion, then Lessee may elect to cure said breach at Lessee's expense and offset from Rent the actual and reasonable cost to perform such cure, provided however, that such offset shall not exceed an amount equal to the greater of one month's Base Rent or the Security Deposit, reserving Lessee's right to seek reimbursement from Lessor. Lessee shall document the cost of said cure and supply said documentation to Lessor.

14. Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (collectively "Condemnation"), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than 10% of the Building, or more than 25% of that portion of the Premises not occupied by any building, is taken by Condemnation, Lessee may, at Lessee's option, to be exercised in writing within 10 days after Lessor shall have given Lessee written notice of such taking (or in the absence of such notice, within 10 days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Lessee does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in proportion to the reduction in utility of the Premises caused by such Condemnation. Condemnation awards and/or payments shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, however, that Lessee shall be entitled to any compensation for Lessee's relocation expenses, loss of business goodwill and/or Trade Fixtures, without regard to whether or not this Lease is terminated pursuant to the provisions of this Paragraph. All Alterations and Utility Installations made to the Premises by Lessee, for purposes of Condemnation only, shall be considered the property of the Lessee and Lessee shall be entitled to any and all compensation which is payable therefor. In the event that this Lease is not terminated by reason of the Condemnation, Lessor shall repair any damage to the Premises caused by such Condemnation.

15. Brokerage Fees.

15.1 Additional Commission. In addition to the payments owed pursuant to Paragraph 1.9 above, and unless Lessor and the Brokers otherwise agree in writing, Lessor agrees that: (a) if Lessee exercises any Option, (b) if Lessee acquires any rights to the Premises or other premises owned by Lessor and located within the same Project, if any, within which the Premises is located, (c) if Lessee remains in possession of the Premises, with the consent of Lessor, after the expiration of this Lease, or (d) if Base Rent is increased, whether by agreement or operation of an escalation clause herein, then, Lessor shall pay Brokers a fee in accordance with the schedule of the Brokers in effect at the time of the execution of this Lease.

15.2 Assumption of Obligations. Any buyer or transferee of Lessor's interest in this Lease shall be deemed to have assumed Lessor's obligation hereunder. Brokers shall be third party beneficiaries of the provisions of Paragraphs 1.9, 15, 22 and 31. If Lessor fails to pay to Brokers any amounts due as and for brokerage fees pertaining to this Lease when due, then such amounts shall accrue Interest. In addition, if Lessor fails to pay any amounts to Lessee's Broker when due, Lessee's Broker may send written notice to Lessor and Lessee of such failure and if Lessor fails to pay such amounts within 10 days after said notice, Lessee shall pay said monies to its Broker and offset such amounts against Rent. In addition, Lessee's Broker shall be deemed to be a third party beneficiary of any commission agreement entered into by and/or between Lessor and Lessor's Broker for the limited purpose of collecting any brokerage fee owed.

15.3 Representations and Indemnities of Broker Relationships. Lessee and Lessor each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder (other than the Brokers, if any) in connection with this Lease, and that no one other than said named Brokers is entitled to any commission or finder's fee in connection herewith. Lessee and Lessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys' fees reasonably incurred with respect thereto.

16. Estoppel Certificates.

(a) Each Party (as "Responding Party") shall within 10 days after written notice from the other Party (the "Requesting Party") execute, acknowledge and deliver to the Requesting Party a statement in writing in form similar to the then most current "Estoppel Certificate" form published by the American Industrial Real Estate Association, plus such additional information, confirmation and/or statements as may be reasonably requested by the Requesting Party.

(b) If the Responding Party shall fail to execute or deliver the Estoppel Certificate within such 10 day period, the Requesting Party may execute an Estoppel Certificate stating that: (i) the Lease is in full force and effect without modification except as may be represented by the Requesting Party, (ii) there are no uncured defaults in the Requesting Party's performance, and (iii) if Lessor is the Requesting Party, not more than one month's rent has been paid in advance. Prospective purchasers and encumbrancers may rely upon the Requesting Party's Estoppel Certificate, and the Responding Party shall be estopped from denying the truth of the facts contained in said Certificate.

(c) If Lessor desires to finance, refinance, or sell the Premises, or any part thereof, Lessee and all Guarantors shall deliver to any potential lender or purchaser designated by Lessor such financial statements as may be reasonably required by such lender or purchaser, including but not limited to Lessee's financial statements for the past 3 years. All such financial statements shall be received by Lessor and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

17. Definition of Lessor. The term "Lessor" as used herein shall mean the owner or owners at the time in question of the fee title to the Premises, or, if this is a sublease, of the Lessee's interest in the prior lease. In the event of a transfer of Lessor's title or interest in the Premises or this Lease, Lessor shall deliver to the transferee or assignee (in cash or by credit) any unused Security Deposit held by Lessor. Except as provided in Paragraph 15, upon such transfer or assignment and delivery of the Security Deposit, as aforesaid, the prior Lessor shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Lessor. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the Lessor shall be binding only upon the Lessor as hereinabove defined.

18. Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

19. Days. Unless otherwise specifically indicated to the contrary, the word 'days' as used in this Lease shall mean and refer to calendar days.

20. Limitation on Liability. The obligations of Lessor under this Lease shall no constitute personal obligations of Lessor or its partners, members, directors, officers or shareholders, and Lessee shall look to the Premises, and to no other assets of Lessor, for the satisfaction of any liability of Lessor with respect to this Lease, and shall no seek recourse against Lessor's partners, members, directors, officers or shareholders, or any of their personal assets for such satisfaction.

21. Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

22. No Prior or Other Agreements; Broker Disclaimer. This Lease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective. Lessor and Lessee each represents and warrants to the Brokers that it has made, and is relying solely upon, its own investigation as to the nature, quality, character and financial responsibility of the other Party to this Lease and as to the use, nature, quality and character of the Premises. Brokers have no responsibility with respect thereto or with respect to any default or breach hereof by either Party. The liability (including court costs and attorneys' fees), of any Broker with respect to negotiation, execution, delivery or performance by either Lessor or Lessee under this Lease or any amendment or modification hereto shall be limited to an amount up to the fee received by such Broker pursuant to this Lease; provided, however, that the foregoing limitation on each Broker's liability shall not be applicable to any gross negligence or willful misconduct of such Broker.

23. Notices.

23.1 Notice Requirements. All notices required or permitted by this Lease or applicable law shall be in writing and may be delivered in person (by hand or by courier) or may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this Paragraph 23. The addresses noted adjacent to a Party's signature on this Lease shall be that Party's address for delivery or mailing of notices. Either Party may by written notice to the other specify a different address for notice, except that upon Lessee's taking possession of the Premises, the Premises shall constitute Lessee's address for notice. A copy of all notices to Lessor shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate in writing.

23.2 Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail the notice shall be deemed given 48 hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantee next day delivery shall be deemed given 24 hours after delivery of the same to the Postal Service or courier. Notices transmitted by facsimile transmission or similar means shall be deemed delivered upon telephone confirmation of receipt (confirmation report from fax machine is sufficient), provided a copy is also delivered via delivery or mail. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

24. Waivers. No waiver by Lessor of the Default or Breach of any term, covenant or condition hereof by Lessee, shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default or Breach by Lessee of the same or of any other term, covenant or condition hereof. Lessor's consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessor's consent to, or approval of, any subsequent or similar act by Lessee, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent. The acceptance of Rent by Lessor shall not be a waiver of any Default or Breach by Lessee. Any payment by Lessee may be accepted by Lessor on account of moneys or damages due Lessor, notwithstanding any qualifying statements or conditions made by Lessee in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Lessor at or before the time of deposit of such payment.

25. Disclosures Regarding The Nature of a Real Estate Agency Relationship.

(a) When entering into a discussion with a real estate agent regarding a real estate transaction, a Lessor or Lessee should from the outset understand what type of agency relationship or representation it has with the agent or agents in the transaction. Lessor and Lessee acknowledge being advised by the Brokers in this transaction, as follows:

(i) Lessor's Agent. A Lessor's agent under a listing agreement with the Lessor acts as the agent for the Lessor only. A Lessor's agent or subagent has the following affirmative obligations: To the Lessor: A fiduciary duty of utmost care, integrity, honesty, and loyalty in dealings with the Lessor. To the Lessee and the Lessor: a. Diligent exercise of reasonable skills and care in performance of the agent's duties. b. A duty of honest and fair dealing and good faith. c. A duty to disclose all facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the Parties. An agent is not obligated to reveal to either Party any confidential information obtained from the other Party which does not involve the affirmative duties set forth above.

(ii) Lessee's Agent. An agent can agree to act as agent for the Lessee only. In these situations, the agent is not the Lessor's agent, even if by agreement the agent may receive compensation for services rendered, either in full or in part from the Lessor. An agent acting only for a Lessee has the following affirmative obligations. To the Lessee: A fiduciary duty of utmost care, integrity, honesty, and loyalty in dealings with the Lessee. To the Lessee and the Lessor: a. Diligent exercise of reasonable skills and care in performance of the agent's duties. b. A duty of honest and fair dealing and good faith. c. A duty to disclose all facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the Parties. An agent is not obligated to reveal to either Party any confidential information obtained from the other Party which does not involve the affirmative duties set forth above.

(iii) Agent Representing Both Lessor and Lessee. A real estate agent, either acting directly or through one or more associate licenses, can legally be the agent of both the Lessor and the Lessee in a transaction, but only with the knowledge and consent of both the Lessor and the Lessee. In a dual agency situation, the agent has the following affirmative obligations to both the Lessor and the Lessee: a. A fiduciary duty of utmost care, integrity, honesty and loyalty in the dealings with either Lessor or the Lessee. b. Other duties to the Lessor and the Lessee as stated above in subparagraphs (i) or (ii). In representing both Lessor and Lessee, the agent may not without the express permission of the respective Party, disclose to the other Party that the Lessor will accept rent in an amount less than that indicated in the listing or that the Lessee is willing to pay a higher rent than that offered. The above duties of the agent in a real estate transaction do not relieve a Lessor or Lessee from the responsibility to protect their own interests. Lessor and Lessee should carefully read all agreements to assure that they adequately express their understanding of the transaction. A real estate agent is a person qualified to advise about real estate. If legal or tax advice is desired, consult a competent professional.

(b) Brokers have no responsibility with respect to any default or breach hereof by either Party. The liability (including court costs and attorneys' fees), of any Broker with respect to any breach of duty, error or omission relating to this Lease shall not exceed the fee received by such Broker pursuant to this Lease; provided, however, that the foregoing limitation on each Broker's liability shall not be applicable to any gross negligence or willful misconduct of such Broker.

(c) Lessor and Lessee agree to identify to Brokers as 'Confidential' any communication or information given Brokers that is considered by such Party to be confidential.

26. No Right To Holdover. Lessee has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Lease. In the event that Lessee holds over, then the Base Rent shall be increased to 150% of the Base Rent applicable immediately preceding the expiration or termination. Nothing contained herein shall be construed as consent by Lessor to any holding over by Lessee.

27. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

28. Covenants and Conditions; Construction of Agreement. All provisions of this Lease to be observed or performed by Lessee are both covenants and conditions. In construing this Lease, all headings and titles are for the convenience of the Parties only and shall not be considered a part of this Lease. Whenever required by the context, the singular shall include the plural and vice versa. This Lease shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

29. Binding Effect; Choice of Law. This Lease shall be binding upon the Parties, their personal representatives, successors and assigns and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

30. Subordination; Attornment; Non-Disturbance.

30.1 Subordination. This Lease and any Option granted hereby shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, "Security Device"), now or hereafter placed upon the Premises, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof. Lessee agrees that the holders of any such Security Devices (in this Lease together referred to as "Lender") shall have no liability or obligation to perform any of the obligations of Lessor under this Lease. Any Lender may elect to have this Lease and/or any Option granted hereby superior to the lien of its Security Device by giving written notice thereof to Lessee, whereupon this Lease and such Options shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.

30.2 Attornment. In the event that Lessor transfers title to the Premises, or the Premises are acquired by another upon the foreclosure or termination of a Security Device to which this Lease is subordinated (i) Lessee shall, subject to the non-disturbance provisions of Paragraph 30.3, attorn to such new owner, and upon request, enter into a new lease, containing all of the terms and provisions of this Lease, with such new owner for the remainder of the term hereof, or, at the election of such new owner, this Lease shall automatically become a new Lease between Lessee and such new owner, upon all of the terms and conditions hereof, for the remainder of the term hereof, and (ii) Lessor shall thereafter be relieved of any further obligations hereunder and such new owner shall assume all of Lessor's obligations hereunder, except that such new owner shall not: (a) be liable for any act or omission of any prior lessor or with respect to events occurring prior to acquisition of ownership; (b) be subject to any offsets or defenses which Lessee might have against any prior lessor, (c) be bound by prepayment of more than one month's rent, or (d) be liable for the return of any security deposit paid to any prior lessor.

30.3 Non-Disturbance. With respect to Security Devices entered into by Lessor after the execution of this Lease, Lessee's subordination of this Lease shall be subject to receiving a commercially reasonable non-disturbance agreement (a "Non-Disturbance Agreement") from the Lender which Non-Disturbance Agreement provides that Lessee's possession of the Premises, and this Lease, including any options to extend the term hereof, will not be disturbed so long as Lessee is not in Breach hereof and attorns to the record owner of the Premises. Further, within 60 days after the execution of this Lease, Lessor shall use its commercially reasonable efforts to obtain a Non-Disturbance Agreement from the holder of any pre-existing Security Device which is secured by the Premises. In the event that Lessor is unable to provide the Non-Disturbance Agreement within said 60 days, then Lessee may, at Lessee's option, directly contact Lender and attempt to negotiate for the execution and delivery of a Non-Disturbance Agreement.

30.4 Self-Executing. The agreements contained in this Paragraph 30 shall be effective without the execution of any further documents; provided, however, that, upon written request from Lessor or a Lender in connection with a sale, financing or refinancing of the Premises, Lessee and Lessor shall execute such further writings as may be reasonably required to separately document any subordination, attornment and/or Non-Disturbance Agreement provided for herein.

31. Attorneys' Fees. If any Party or Broker brings an action or proceeding involving the Premises whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys' fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, "Prevailing Party" shall include, without limitation, a Party or Broker who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party or Broker of its claim or defense. The attorneys' fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys' fees reasonably incurred. In addition, Lessor shall be entitled to attorneys' fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach ($200 is a reasonable minimum per occurrence for such services and consultation).

32. Lessor's Access; Showing Premises; Repairs. Lessor and Lessor's agents shall have the right to enter the Premises at anytime, in the case of an emergency, and otherwise at reasonable times after reasonable prior notice for the purpose of showing the same to prospective purchasers, lenders, or tenants, and making such alterations, repairs, improvements or additions to the Premises as Lessor may deem necessary or desirable and the erecting, using and maintaining of utilities, services, pipes and conduits through the Premises and/or other premises as long as there is no material adverse effect to Lessee's use of the Premises. All such activities shall be without abatement of rent or liability to Lessee.

33. Auctions. Lessee shall not conduct, nor permit to be conducted, any auction upon the Premises without Lessor's prior written consent. Lessor shall not be obligated to exercise any standard of reasonableness in determining whether to permit an auction.

34. Signs. Lessor may place on the Premises ordinary 'For Sale' signs at any time and ordinary 'For Lease' signs during the last 6 months of the term hereof. Except for ordinary 'for sublease' signs, Lessee shall not place any sign upon the Premises without Lessor's prior written consent. All signs must comply with all Applicable Requirements.

35. Termination; Merger. Unless specifically stated otherwise in writing by Lessor, the voluntary or other surrender of this Lease by Lessee, the mutual termination or cancellation hereof, or a termination hereof by Lessor for Breach by Lessee, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, that Lessor may elect to continue any one or all existing subtenancies. Lessor's failure within 10 days following any such event to elect to the contrary by written notice to the holder of any such lesser interest, shall constitute Lessor's election to have such event constitute the termination of such interest.

36. Consents. Except as otherwise provided herein, wherever in this Lease the consent of a Party is required to an act by or for the other Party, such consent shall not be unreasonably withheld or delayed. Lessor's actual reasonable costs and expenses (including but not limited to architects', attorneys', engineers' and other consultants' fees) incurred in the consideration of, or response to, a request by Lessee for any Lessor consent, including but not limited to consents to an assignment, a subletting or the presence or use of a Hazardous Substance, shall be paid by Lessee upon receipt of an invoice and supporting documentation therefor. Lessor's consent to any act, assignment or subletting shall not constitute an acknowledgment that no Default or Breach by Lessee of this Lease exists, nor shall such consent be deemed a waiver of any then existing Default or Breach, except as may be otherwise specifically stated in writing by Lessor at the time of such consent. The failure to specify herein any particular condition to Lessor's consent shall not preclude the imposition by Lessor at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given. In the event that either Party disagrees with any determination made by the other hereunder and reasonably requests the reasons for such determination, the determining party shall furnish its reasons in writing and in reasonable detail within 10 business days following such request.

37. Guarantor.

37.1 Execution. The Guarantors, if any, shall each execute a guaranty in the form most recently published by the American Industrial Real Estate Association, and each such Guarantor shall have the same obligations as Lessee under this Lease.

37.2 Default. It shall constitute a Default of the Lessee if any Guarantor fails or refuses, upon request to provide: (a) evidence of the execution of the guaranty, including the authority of the party signing on Guarantor's behalf to obligate Guarantor, and in the case of a corporate Guarantor, a certified copy of a resolution of its board of directors authorizing the making of such guaranty, (b) current financial statements, (c) an Estoppel Certificate, or (d) written confirmation that the guaranty is still in effect.

38. Quiet Possession. Subject to payment by Lessee of the Rent and performance of all of the covenants, conditions and provisions on Lessee's part to be observed and performed under this Lease, Lessee shall have quiet possession and quiet enjoyment of the Premises during the term hereof.

39. Options. If Lessee is granted an Option, as defined below, then the following provisions shall apply:

39.1 Definition. "Option" shall mean: (a) the right to extend the term of or renew this Lease or to extend or renew any lease that Lessee has on other property of Lessor; (b) the right of first refusal or first offer to lease either the Premises or other property of Lessor; (c) the right to purchase or the right of first refusal to purchase the Premises or other property of Lessor.

39.2 Options Personal To Original Lessee. Any Option granted to Lessee in this Lease is personal to the original Lessee, and cannot be assigned or exercised by anyone other than said original Lessee and only while the original Lessee is in full possession of the Premises and, if requested by Lessor, with Lessee certifying that Lessee has no intention of thereafter assigning or subletting.

39.3 Multiple Options. In the event that Lessee has any multiple Options to extend or renew this Lease, a later Option cannot be exercised unless the prior Options have been validly exercised.

39.4 Effect of Default on Options.

(a) Lessee shall have no right to exercise an Option: (i) during the period commencing with the giving of any notice of Default and continuing until said Default is cured, (ii) during the period of time any Rent is unpaid (without regard to whether notice thereof is given Lessee), (iii) during the time Lessee is in Breach of this Lease, or (iv) in the event that Lessee has been given 3 or more notices of separate Default, whether or not the Defaults are cured, during the 12 month period immediately preceding the exercise of the Option.

(b) The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Lessee's inability to exercise an Option because of the provisions of Paragraph 39.4(a).

(c) An Option shall terminate and be of no further force or effect, notwithstanding Lessee's due and timely exercise of the Option, if, after such exercise and prior to the commencement of the extended term or completion of the purchase, (i) Lessee fails to pay Rent for a period of 30 days after such Rent becomes due (without any necessity of Lessor to give notice thereof), or (ii) if Lessee commits a Breach of this Lease.

40. Multiple Buildings. If the Premises are a part of a group of buildings controlled by Lessor, Lessee agrees that it will abide by and conform to all reasonable rules and regulations which Lessor may make from time to time for the management, safety, and care of said properties, including the care and cleanliness of the grounds and including the parking, loading and unloading of vehicles, and to cause its employees, suppliers, shippers, customers, contractors and invitees to so abide and conform. Lessee also agrees to pay its fair share of common expenses incurred in connection with such rules and regulations.

41. Security Measures. Lessee hereby acknowledges that the Rent payable to Lessor hereunder does not include the cost of guard service or other security measures, and that Lessor shall have no obligation whatsoever to provide same. Lessee assumes all responsibility for the protection of the Premises, Lessee, its agents and invitees and their property from the acts of third parties.

42. Reservations. Lessor reserves to itself the right, from time to time, to grant, without the consent or joinder of Lessee, such easements, rights and dedications that Lessor deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Lessee. Lessee agrees to sign any documents reasonably requested by Lessor to effectuate any such easement rights, dedication, map or restrictions.

43. Performance Under Protest. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment 'under protest' and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay.

44. Authority; Multiple Parties; Execution.

(a) If either Party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. Each party shall, within 30 days after request, deliver to the other party satisfactory evidence of such authority.

(b) If this Lease is executed by more than one person or entity as 'Lessee', each such person or entity shall be jointly and severally liable hereunder. It is agreed that any one of the named Lessees shall be empowered to execute any amendment to this Lease, or other document ancillary thereto and bind all of the named Lessees, and Lessor may rely on the same as if all of the named Lessees had executed such document.

(c) This Lease may be executed by the Parties in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

45. Conflict. Any conflict between the printed provisions of this Lease and typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

46. Offer. Preparation of this Lease by either Party or their agent and submission of same to the other Party shall not be deemed an offer to lease to the other Party. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

47. Amendments. This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification. As long as they do not materially change Lessee's obligations hereunder, Lessee agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

48. Waiver of Jury Trial. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING THE PROPERTY OR ARISING OUT OF THIS AGREEMENT.

49. Mediation and Arbitration of Disputes. The Parties agree to mediate all disputes between the Parties and/orBrokers arising out of this Lease.

50. Americans with Disabilities Act. Since compliance with the Americans with Disabilities Act (ADA) is dependent upon Lessee's specific use of the Premises, Lessor makes no warranty or representation as to whether or not the Premises comply with ADA or any similar legislation. In the event that Lessee's use of the Premises requires modifications or additions to the Premises in order to be in ADA compliance, Lessee agrees to make any such necessary modifications and/or additions at Lessee's expense.

LESSOR AND LESSEE HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.

ATTENTION: NO REPRESENTATION OR RECOMMENDATION IS MADE BY BY ANY BROKER AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS LEASE OR THE TRANSACTION TO WHICH IT RELATES. THE PARTIES ARE URGED TO:

1. SEEK ADVICE OF COUNSEL AS TO THE LEGAL AND TAX CONSEQUENCES OF THIS LEASE.

2. RETAIN APPROPRIATE CONSULTANTS TO REVIEW AND INVESTIGATE THE CONDITION OF THE PREMISES. SAID INVESTIGATION SHOULD INCLUDE BUT NOT BE LIMITED TO: THE POSSIBLE PRESENCE OF HAZARDOUS SUBSTANCES, THE ZONING OF THE PREMISES, THE STRUCTURAL INTEGRITY, THE CONDITION OF THE ROOF AND OPERATING SYSTEMS, AND THE SUITABILITY OF THE PREMISES FOR LESSEE'S INTENDED USE.

WARNING' IF THE PREMISES IS LOCATED IN A STATE OTHER THAN CALIFORNIA, CERTAIN PROVISIONS OF THE LEASE MAY NEED TO BE REVISED TO COMPLY WITH THE LAWS OF THE STATE IN WHICH THE PREMISES IS LOCATED.

The parties hereto have executed this Lease at the place and on the dates specified above their respective signatures.

Executed at: ___________________________	Executed at: ___________________________
on: ___________________________________	on: ___________________________________

For LESSOR	By LESSEE:

Lessor: ARIZONA DP CONSULTING LLC	Lessee: ITEM 9 LABS CORP.
By: ___________________________________	By: ___________________________________
Name Printed: SARA GULLICKSON	Name Printed: BRYCE SKALLA
Title: MEMBER	Title: CHIEF EXECUTIVE OFFICER
Telephone: ______________________________	By: ____________________________________
Facsimile: _______________________________	Name Printed: ___________________________
Email address: ___________________________	Title: __________________________________
Address: ________________________________	Telephone: _____________________________
Facsimile: ______________________________
Email address: __________________________
Address: _______________________________